As filed with the Securities and Exchange Commission on September 22, 2004
                                                    Registration No. 333-117238

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                   -------------

                         HEALTH SYSTEMS SOLUTIONS, INC.
                 (Name of Small Business Issuer in Its Charter)

         Nevada                              7372               82-1513254
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)    Classification Number)    Identification No.)

                            405 Reo Street, Suite 300
                              Tampa, Florida 33609
                                 (813) 282-3303
          (Address and Telephone Number of Principal Executive Offices)

                                   -------------


                      B.M. Milvain, Chief Executive Officer
                            405 Reo Street, Suite 300
                              Tampa, Florida 33609
                                 (813) 282-3303
            (Name, Address and Telephone Number of Agent for Service)

                                   -------------


                        Copies of all communications to:

                             Brian A. Pearlman, Esq.
                               Adorno & Yoss P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

                                   -------------


         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
         We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   -------------

                         CALCULATION OF REGISTRATION FEE

                                                                            Proposed         Proposed
            Title of Each                                                    Maximum          Maximum          Amount of
         Class of Securities                            Amount to be     Offering Price      Aggregate       Registration
          to be Registered                               Registered       Per Security    Offering Price          Fee
          ----------------                               ----------       ------------    --------------          ---

Common stock, par value $0.001 per share(1)......         1,720,807           $0.01          $17,208.07          $2.18
Total Registration Fee (2).......................                                                                $2.18


.................

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on July 7, 2004.

(2)      Previously paid.



..................


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================


                Subject to completion: dated September 22, 2004

PROSPECTUS



                         HEALTH SYSTEMS SOLUTIONS, INC.


                                1,720,807 Shares



         This prospectus covers 1,720,807 shares of common stock of Health Systems Solutions, Inc. being offered for resale by certain selling shareholders. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named on page 42.

         Our common stock is listed on the OTCBB under the trading symbol "HSLN". Since our listing on the OTCBB in June 2002, there has been no trading activity for our common stock and the market for our shares has been illiquid. We do not expect trading of our shares to commence until subsequent to the date of this prospectus. Several market makers have posted bids for our common stock. On September 8, 2004, the closing bid for our common stock was $0.01.


                                   -------------

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                _________________
                                ___________, 2004

                               PROSPECTUS SUMMARY

         This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors. Unless otherwise indicated, information in this prospectus (excluding our financial statements) gives effect to our recent 1-for-2 reverse stock split of our outstanding shares of common stock and the recent conversion of all of our outstanding preferred stock into common stock.



                                   THE COMPANY

Overview


         Health Systems Solutions, Inc., through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") designs, develops, markets, sells and supports web-based, management information and business intelligence services that assist home health care companies more effectively manage the clinical, operational and financial aspects of their business. Our systems are implemented on our customers' standard personal computers with access to the Internet over Microsoft Internet Explorer. Our architecture and fee structure enable our customers to rapidly and cost-effectively implement our services for a modest transactional fee charged when a customer uses our programs to process patient clinical assessments. These services have been designed to assist our customers in or by:

         o        Increasing revenue;

         o        Reducing cost;

         o        Standardizing processes;

         o        Improving the quality of patient outcomes; and

         o        Minimizing regulatory compliance risk.

         Our services address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, assist with managing regulatory compliance risk, and perform benchmark observations about the data against our national database of over 1 million episodes of care.

         We currently derive most of our revenues from per transaction charges applied to processing patient clinical assessments made by our customers during a month. As of June 30, 2004, we had 95 customers in 36 states with 337 sites using one or more of our services. During June 2004, our customers processed over 55,000 patient clinical assessments using our programs.

         In 2002 there were about 7,000 Medicare certified home health agencies nationally that provided services to 2.2 million patients. The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services
(CMS) to establish a Prospective Payment System (PPS) to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care and at discharge (OASIS Data).

         Beginning in 1998, our predecessor businesses used the OASIS Data to provide to some of its home health agency customers quarterly clinical performance benchmarking services. In addition, our predecessor businesses transmitted OASIS Data to state agencies as required under the Medicare regulations and to the Joint Commission on Accreditation of Healthcare Organizations as required under that organization's accreditation procedures. Charges for these services were on a subscription basis. Home health agencies could pay the subscription fee annually in advance and obtain a discount from standard pricing. Revenue for customers paying up front was categorized as deferred and was earned over the course of the ensuing contract period, typically 12 months.

         In late 2002, in response to expanded PPS regulations, we introduced a series of new online processing and business intelligence services using transaction-based pricing. These products assist home health agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports assist in the management of patient outcome analysis and regulatory compliance risk. We refer to individual patient assessments containing the OASIS Data as the "transactions" on which we base our charges for our business intelligence services.


         Our executive offices are located at 405 N. Reo Street, Suite 300, Tampa, Florida 33609 and our telephone number is 813-282-3303. Our website is located at www.HQSonline.com. Information on our website is not a part of this prospectus.

         References throughout this prospectus to "Health Systems Solutions," "HSS," "the Company," "we," "us" and "our" refer to Health Systems Solutions, Inc., a Nevada corporation, and our operating subsidiary, Healthcare Quality Solutions, Inc. ("HQS").

Recent Events

         On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford Venture Capital Holdings, Inc. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty that has been executed in favor of Stanford. The availability of funds from which HQS may borrow shall not exceed the following amounts on the following dates, (excluding the additional $400,000 advanced on June 30, 2004 to satisfy a $400,000 assumed liability owed to the Internal Revenue Service by our predecessor):


                  July 6, 2004                        $300,000
                  July 31, 2004                       $550,000
                  August 15, 2004                     $850,000
                  October 15, 2004                  $1,050,000
                  November 15, 2004                 $1,200,000


         The final draw under the facility of $150,000 on November 15, 2004, is subject to our achieving adjusted consolidated EBITDA of $50,000 for the three months ended September 30, 2004 as described on page 21 of this prospectus. We expect to have sufficient funds to continue operations whether or not we satisfy this condition and receive this final draw under the loan agreement, but our plans to utilize these funds to enhance our opportunities for growth would be impaired if we do not either satisfy the condition or obtain a waiver of this condition from Stanford.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford has assigned 360,000 warrants to four of its employees pursuant to a warrant assignment agreement which have been exercised effective August 12, 2004. We are obligated to register the shares of common stock underlying the warrants pursuant to a registration rights agreement.

         On July 6, 2004, we effectuated a 1-for-2 reverse stock split of all of the issued and outstanding shares of our common stock. The reverse stock split was approved by our board of directors and the holders of a majority of our voting stock on May 13, 2004 and May 27, 2004, respectively.

         Subsequent to the reverse split, Stanford converted all of its Series A and Series B preferred stock in our company into an aggregate of 7,190,171 shares of our common stock.


                                  THE OFFERING

Selling Shareholders


         This prospectus covers up to 1,720,807 shares of our common stock which may be sold by the selling shareholders identified in this prospectus.

         As of the date of this prospectus, there were 10,686,750 shares of our common stock outstanding. This number of outstanding shares excludes: 360,000 shares of our common stock underlying warrants, 552,000 shares of common stock underlying incentive stock options issued our employees under our 2003 Management and Director Equity Incentive and Compensation Plan, 150,000 shares of common stock underlying non-qualified stock options issued to our president under our 2003 Management and Director Equity Incentive and Compensation Plan, and 150,000 restricted shares of common stock issued to our President under our 2003 Management and Director Equity Incentive and Compensation Plan.

                     SUMMARY FINANCIAL AND STATISTICAL DATA


         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2003 and for the year ended December 31, 2003 are derived from our audited financial statements, included elsewhere in this Prospectus, by Sherb & Co., LLP, independent public accountants and for the period September 17, 2002 (inception) through December 31, 2002, are derived from our audited financial statements, included elsewhere in this prospectus, by Rogoff & Company, P.C., independent public accountants. The data for the six months ended June 30, 2004 and June 30, 2003 is derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                           Results of Operations Data

                                 For the Period
                              September 17, 2002
                              (inception) through  Year Ended           Six Months Ended
                                  December 31,     December 31,              June 30,
                                      2002             2003             2003            2004
                                      ----             ----             ----            ----
                                                                    (unaudited)     (unaudited)

Net sales.....................     $  320,302       $ 2,069,758       $  767,923      $1,748,349
Cost of sales.................     $  270,974       $ 1,264,107       $  523,511      $  790,662
Gross profit..................     $   49,328       $   805,651       $  244,412      $  957,687
Operating expenses............     $8,452,466       $ 3,470,600       $1,549,709      $1,611,961
Net loss......................    ($8,403,138)     ($ 2,664,949)     ($1,305,297)    ($  654,274)
Deemed preferred stock dividend            --      ($    92,137)              --              --
Net loss applicable to common
 stockholders                     ($8,403,138)     ($ 2,757,086)     ($1,305,297)     ($ 654,274)
Net loss per common share:
   Basic                               ($4.61)           ($1.14)          ($0.63)         ($0.24)
   Diluted                             ($4.61)           ($1.14)          ($0.63)         ($0.24)

Weighted average number of common
 shares outstanding:
   Basic......................      1,821,429         2,424,169        2,081,144       2,761,600
   Diluted....................      1,821,429         2,424,169        2,081,144       2,761,600

                                Statistical Data

Total customers (end of period)           154               104              109              95
Transaction customers (end of
 period)                                   24                73               68              74
Transaction sites  (end of period)        100               280              258             320
Transaction assessments ......         40,308           474,670          226,297         296,117
Average charge per transaction          $2.95             $3.16            $2.22           $4.95

                                  Balance Data

                                                      December 31, 2003           June 30, 2004
                                                      -----------------           -------------
                                                                                   (unaudited)

Working capital (deficit)..........................       ($   63,112)             $  212,009
Total assets.......................................        $2,029,000              $1,799,936
Total liabilities..................................        $  792,563              $1,217,773
Shareholders' equity...............................        $1,236,437              $  582,163


                           FORWARD LOOKING STATEMENTS


         The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. This disclosure highlights all material risks regarding our business and this offering.

         OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT OUR COMPANY WILL CONTINUE AS A GOING CONCERN AND IF OUR FINANCIAL CONDITION DOES NOT IMPROVE, YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

         Our auditor's report on our financial statements for the year ended December 31, 2003 states that "the Company has an accumulated deficit of approximately $11,100,000 at December 31, 2003 and a net loss for the year ended December 31, 2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000" and that "these factors, among others, raise substantial doubt about the Company's ability to continue as a going concern". In the event we are unable to generate sufficient revenues to maintain operations and our cash flow from operations or line of credit does not satisfy cash requirements, we are not certain that we will be successful at raising funds through any sources. We will not be able to make the final draw of $150,000 on November 15, 2004 under our line of credit if our EBITDA does not exceed certain thresholds for the three months ended September 30, 2004, unless we seek and obtain a waiver of this condition to the final draw from Stanford. Under those circumstances we would require additional external financing in order to make expenditures that we believe will enhance our opportunities to grow. If we are unable to raise additional funds we would be forced to curtail our expected operations and you may lose your investment in our company.

         WE HAVE A HISTORY OF LOSSES AND IF THESE LOSSES CONTINUE YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

         We have a history of operating losses in our business and have incurred significant net losses since our inception. For the fiscal year ending December 31, 2003, we incurred net losses totaling $2,757,086. We incurred net losses of $654,274 for the six months ended June 30, 2004. At June 30, 2004 we had an accumulated deficit of $11,814,497. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section.

         Our continued operating losses have contributed to the deterioration of our cash position. We expect that cash on hand together with funds we expect to be available to us under our line of credit will permit us to fund our operations for the next twelve months. Unexpected shortfalls in cash flow from operations or the unavailability of funds under our line of credit would cause us to require additional external financing before that time. If we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations. In such event, the shares of our common stock may cease to have any value.

         WE CURRENTLY DEPEND ON REPEAT BUSINESS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND NEED TO INCREASE OUR CUSTOMER BASE TO GROW IN THE FUTURE OR OUR REVENUES MAY DECREASE.


         Currently, a significant and increasing portion of our revenues is generated from existing customers. Many of our customers initially implement our products for a limited number of sites or for limited functions. These customers may not choose to purchase additional licenses to expand their use of our products. If this occurs, or if existing customers fail to renew services or maintenance contracts, then new customer revenue may not be sufficient to offset the resulting shortfall and enable us to sustain our current revenue levels.

         The home healthcare market is highly fragmented and is dominated by small agencies that are not accustomed to using web-based management tools. If we fail to increase our customer base, our business and operations results would be harmed.


         THE LOSS OF CERTAIN SIGNIFICANT CUSTOMERS WOULD MATERIALLY DECREASE OUR REVENUES.

         We had one customer, Amedisys, L.L.C., who accounted for 31% of our revenue for the six months ended June 30, 2004. The loss of this customer would materially decrease our revenues.

         WE HAVE A LONG SALES CYCLE AND MAY NOT BE ABLE TO INCREASE REVENUES AS QUICKLY AS WE MUST INCREASE STAFFING TO SUPPORT ADDITIONAL ACTIVITY. IF WE INCREASE OUR STAFFING IN ANTICIPATION OF ADDITIONAL REVENUES THAT ARE DELAYED, WE MAY INCUR LOSSES WHICH COULD RESULT IN YOU LOSING YOUR INVESTMENT IN OUR COMPANY .

         Because most home health care agencies have not utilized management information systems to enhance their financial and clinical performance, selling our solutions requires us to educate potential customers on our solutions' uses and benefits. As a result, our services have a long sales cycle, which can take up to eight months. Consequently, we face difficulty predicting the quarter in which revenues from expected customers may be realized. The sale of our services is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers that typically accompany significant information technology commitments. If we increase our staffing in anticipation of additional revenues that are delayed, we may suffer losses.

         SELLING OUR SERVICES INVOLVES A SOPHISTICATED SALES EFFORT WHICH NARROWS THE TALENT POOL TO REPLACE OUR SALES STAFF AND IF WE ARE UNABLE TO RETAIN OR REPLACE QUALIFIED SALES STAFF, OUR REVENUES MAY DECREASE.


         Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New hires in our sales department require extensive training and a long period of employment to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.


         IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, WE MAY LOSE CUSTOMERS AND OUR REVENUES WOULD DECREASE.

         We expanded our computer operations infrastructure in anticipation of our current and potential customer growth potential. Additionally, we must continue to develop and expand our services and operations infrastructure as the number of individual users accessing our services within each healthcare provider increases. The pace of our anticipated expansion, together with the level of expertise and technological sophistication required to manage infrastructure, and provide implementation and support services, demands an unusual amount of focus on the transaction processing needs of our current and future customers for quality, on-line response time and reliability, as well as timely delivery of information and support. This development and expansion has placed, and we expect it to continue to place, strain on our managerial, operational and financial resources.

         If we cannot manage our growth effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our service levels if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

         HEALTHCARE PROVIDERS ARE HIGHLY REGULATED. IF WE FAIL TO PROPERLY IMPLEMENT REGULATORY REQUIREMENTS IN AN EFFECTIVE AND TIMELY MANNER, WE WILL LOSE CUSTOMERS, OUR REPUTATION WILL BE DAMAGED AND OUR REVENUES WILL DECREASE.

         Monitoring and ensuring our services are compliant with changes in Medicare Conditions of Participation (CoPs), provisions of the Health Insurance Portability and Accountability Act (HIPAA) and other regulatory requirements increase the levels of staff expertise we must maintain and require modifications to our internal operations and software underlying our services. If we do not maintain an appropriate level of regulatory compliance or we incorrectly implement a required regulatory change we may experience negative publicity, the loss of customers, the slowing down of sales cycles which would decrease our revenues.

         IF COMPETITORS WITH GREATER RESOURCES DEVELOP A COMPREHENSIVE ELECTRONIC PATIENT REVENUE SYSTEM, OUR PRODUCTS MAY BECOME OBSOLETE WHICH WOULD GREATLY REDUCE THE VALUE OF OUR COMPANY AND COULD ULTIMATELY CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         We compete with many companies that have greater resources than us in an industry that is subject to significant technological changes and new products. If one of our competitors develops a comprehensive electronic patient revenue system, such system could supplant the functionality of our products. If the functionality of our products is supplanted and we are unable to develop new competitive products, we could lose our customers and our sources of revenues. In such instances, you could lose all or a portion of your investment in our company.

         IF WE CAN NOT DEVELOP REQUIRED EXPERTISE TO EXPAND INTO NEW POST-ACUTE CARE MARKETS WE WILL BE UNABLE TO GROW AND THE ADDRESSABLE MARKET FOR OUR PRODUCTS WILL BE LIMITED WHICH WOULD REDUCE OUR REVENUES.

         One element of our strategy involves applying our technology in new applications for additional post-acute care markets. To be successful in expanding our sales in new post-acute care markets, we will need to develop additional expertise in these markets. We may be required to hire new employees with expertise in new target markets in order to compete effectively in those markets. If we are not successful in hiring or developing the required industry domain expertise, sales in other post-acute care markets will not develop and we may not achieve desired sales growth.

         IF WE ARE UNABLE TO RESPOND IN AN EFFECTIVE AND TIMELY MANNER TO TECHNOLOGICAL CHANGE AND NEW PRODUCTS AND SERVICES IN THE INDUSTRY, WE WILL LOSE CUSTOMERS AND OUR REVENUES WOULD DECREASE.

         We currently expect to release a number of new products and enhancements to existing products in late 2004, early 2005 and we anticipate that a material portion of our service revenue growth in 2005 will come from these new releases. If we experience material delays in introducing new products and enhancements, our prospects for growth will be impaired and our reputation with our customers may be damaged. The market for management information tools is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in government regulation, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies, changes in applicable government regulation and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and government regulations and satisfy increasingly sophisticated customer requirements.

         As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of these new releases or significant problems in the installation or implementation of these new releases could harm our operating results and financial condition. We have experienced delays in the past in the release of new products and product enhancements. We may fail to develop and market on a timely and cost effective basis new products or new product enhancements that respond to technological change, changes in applicable government regulation, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance. Any such failures or difficulties would harm our business and operating results.

         COMPETITION IN THE HEALTHCARE INFORMATION SYSTEMS INDUSTRY IS INTENSE AND THE TECHNOLOGY IS CHANGING RAPIDLY AND IF WE ARE UNABLE TO COMPETE WE WILL LOSE SIGNIFICANT CUSTOMERS OR BE UNABLE TO ATTRACT CUSTOMERS AND OUR REVENUES COULD DECREASE.

         Many companies are engaged in research and development activities relating to our range of products. The market for healthcare information systems is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. Our competitors in the field include: McKesson Corporation, Cerner Corporation, Mysis PLL, Patient Care Technology (PCTC), Siemens A G, Eclipsys Technologies Corporation and Keane, Inc., among others. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, sales, service, and marketing. We anticipate increased competition in the future as new companies enter the market in response to recent HIPAA regulations. If we are unable to compete we will lose significant customers or be unable to attract customers and our revenues could decrease.

         IF OUR CUSTOMERS LOSE CONFIDENCE IN THE SECURITY OF DATA ON THE INTERNET, THEY WILL BE LESS INCLINED TO PURCHASE OUR PRODUCTS AND OUR REVENUES COULD DECREASE.

         Maintaining the security of computers and computer networks is an issue of critical importance for our customers. Our customers are especially sensitive to the security of their data because HIPAA requires our customers to maintain the confidentiality of various patient data. Attempts by experienced computer programmers, or hackers, to penetrate customer networks security or the security of web sites to misappropriate confidential information are currently an industry-wide phenomenon that affects computers and networks across all platforms. Our customers may be exposed to claims by federal healthcare regulators if they use our Internet based services and we do not protect sensitive patient data from penetration by hackers. As we develop new products and improve existing products, our development and improvement efforts include the creation of features designed to optimize security in our products. Despite these efforts, actual or perceived security vulnerabilities in our products (or the internet in general) could lead some customers to seek to reduce or delay future purchases or to purchase competitive products which are not internet based applications. Customers may also increase their expenditures on protecting their computer networks from attack, which could delay adoption of new technologies. Any of these actions by customers would decrease our revenues.

         WE HAVE LIMITED PROTECTION OVER OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY NOT BE ABLE TO PROTECT AGAINST MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY, WHICH COULD RESULT IN LOSS OF REVENUES.

         Our success depends on our ability to sell products and services for which we may not have intellectual property rights. We rely upon a combination of service agreements, confidentiality procedures, employee and customer nondisclosure agreements and technical measures to maintain the confidentiality and trade secrecy of our proprietary information. We also rely on trademark and copyright laws to protect our intellectual property. We have not initiated a patent program. As a result, we may not be able to protect against misappropriation of our intellectual property.

         WE DEPEND UPON A THIRD PARTY FOR HOSTING OUR SERVERS AND PROVIDING INTERNET AND VPN CONNECTIVITY AND IF ACCESS TO THIS FACILITY IS LOST WE WILL HAVE TO FIND A NEW SERVER AND OUR REVENUES MAY DECREASE IF WE ARE UNABLE TO TIMELY FIND A NEW SERVER OR FIND A QUALITY SERVER.

         Our company-owned services, software and communications equipment and the customer data integral to the company's service delivery is hosted at a Qwest CyberCenter in Tampa, Florida. There can be no assurance that we would be able to operate effectively if the Qwest agreement were to be terminated for any reason or the Qwest site is damaged by a terrorist event or act of nature. If the Qwest agreement is terminated or Qwest's operations suspended, our operations would be suspended, which would significantly decrease our revenues.


         OUR FUTURE SUCCESS IS DEPENDENT ON THE SERVICES OF OUR KEY MANAGEMENT, SALES AND MARKETING, PROFESSIONAL SERVICES, TECHNICAL SUPPORT AND RESEARCH AND DEVELOPMENT PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.


         Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, professional services, technical support and research and development personnel. All of these key employees are employees "at will" and can resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis. If we are unable to retain or hire qualified employees, our business will fail and you may lose your entire investment.

         If we are unable to recruit and retain a sufficient number of technical personnel with the skills required for existing and future products, we may not be able to complete the development, upgrades, or enhancements of our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses.

         WE DEPEND UPON SOFTWARE THAT WE LICENSE FROM AND PRODUCTS PROVIDED BY THIRD PARTIES AND THE LOSS OF THESE LICENSE OR INCREASE IN COST OF THESE LICENSES WOULD REQUIRE US TO FIND OTHER LICENSES WHICH COULD CAUSE US TO SUSPEND OUR OPERATIONS UNTIL WE OBTAIN REQUIRED SOFTWARE.

         We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated.

         IF WE ARE SUBJECT TO A CLAIM THAT WE INFRINGE A THIRD-PARTY'S INTELLECTUAL PROPERTY, WE MAY HAVE TO REPLACE OUR CURRENT PRODUCTS, PAY ROYALTIES TO COMPETITORS OR SUSPEND OPERATIONS, ANY OF WHICH COULD SIGNIFICANTLY INCREASE OUR EXPENSES.


         Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in related industry segments overlaps. However, third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products.

         Any such claims, with or without merit, could:

         o      Be time consuming to defend;

         o      Result in costly litigation;

         o      Divert management's attention and resources;

         o      Cause product shipment delays;

         o      Require us to redesign products;

         o      Require us to enter into royalty or licensing agreements; or

         o      Cause others to seek indemnity from us.

         If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, could harm our operating results, financial condition or liquidity.


         WE MAY HAVE DIFFICULTY COLLECTING OUR RECEIVABLES AND THAT MAY RESULT IN THE UNANTICIPATED NEED FOR EXTERNAL FINANCING IN ORDER TO CONTINUE OUR OPERATIONS.

         We currently do not offer account terms to our customers, however, we may experience problems if and as our business grows and we extend credit to our customers. The collection of our accounts receivable are affected by several factors, including our credit granting policies, our customers' ability to pay, and industry and economic conditions. Adverse changes in any of these factors, many of which we cannot control, could create delays in collecting or an inability to collect our receivables. If we are not able to collect our receivables within the time anticipated, we would need to seek external financing in order to continue our operations as planned.

         OUR SHARES OF COMMON STOCK HAVE NOT YET BEGUN TRADING AND YOU MAY FIND IT DIFFICULT TO DISPOSE OF YOUR SHARES OF OUR STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         Our shares of common stock are currently quoted on the OTC Bulletin Board. No trading in shares of common stock has begun and we expect to have only a limited trading market in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.


         OUR COMMON STOCK IS COVERED BY SEC "PENNY STOCK" RULES WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL OR DISPOSE OF OUR COMMON STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.


         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.


         THE INTERESTS OF OUR CONTROLLING SHAREHOLDERS COULD CONFLICT WITH THOSE OF OUR OTHER SHAREHOLDERS RESULTING IN THE APPROVAL OF CORPORATE ACTIONS THAT ARE NOT IN YOUR INTERESTS.


         Our principal shareholder, Stanford, owns or controls approximately 84% of our common stock. This shareholder is able to control the outcome of shareholder votes, including votes concerning: the election of directors; amendments to our charter and by-laws; and the approval of significant corporate transactions like a merger or sale of our assets. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.


         WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK THAT COULD DEFER A CHANGE OF CONTROL OR DILUTE THE INTERESTS OF OUR COMMON SHAREHOLDERS AND OUR CHARTER DOCUMENTS COULD DEFER A TAKEOVER EFFORT, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES OR YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK.

         Our articles of incorporation permits our board of directors to issue up to 15,000,000 shares of preferred stock without shareholder approval. Currently no shares of the preferred stock are issued and outstanding. Shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Nevada law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest. These provisions may decrease your ability to sell your shares of our common stock.

                                 CAPITALIZATION


         The following tables set forth our capitalization as of June 30, 2004. It gives effect to our recent reverse stock split. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes any outstanding warrants, options or restricted stock rights subsequent to June 30, 2004.

                                  June 30, 2004
                                  -------------
                                   (unaudited)
                                   -----------

Current maturities of long-term debt........................    $        12,764
Long-term debt..............................................            730,591
Shareholders' equity:
 Preferred Stock; 15,000,000 authorized;
  Series A $1.17 Convertible; 1,880,341 shares
  authorized, issued and outstanding........................          2,200,000
 Series B $0.80 convertible; 2,500,000 shares
  Authorized, issued and outstanding........................          2,000,000
 Common stock; $0.001 par value; 150,000,000
  Shares authorized; 2,761,600 shares issued
  and outstanding...........................................              2,762
 Additional paid-in capital.................................          8,193,898
 Accumulated deficit........................................        (11,814,497)
                                                                    ------------
Total shareholders' equity..................................            582,163
                                                                    ------------
Total capitalization........................................    $     1,325,518
                                                                    ============

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         Our common shares have been listed for trading on the OTC Bulletin Board ("OTCBB") under the symbol "HSLU" since June 3, 2002. Effective July 8, 2004, our trading symbol changed to "HSLN." There has been no trading activity for our common stock since it became eligible for trading on the OTCBB. However, a few market makers have quoted a bid price of $0.01 per share from June 3, 2002 to the date of this prospectus. Accordingly, the closing bid for the common stock on September 8, 2004 as reported on the OTCBB was $0.01.

         As of June 30, 2004, there were 64 holders of record of our common stock. Our shares are not DTC eligible.


A special note about penny stock rules

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Dividend Policy

         We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders.

                      SUMMARY STATEMENT OF OPERATIONS DATA


         We develop and provide assistance to the health care industry in managing their business through HQS, our wholly-owned subsidiary. HQS was formed on October 15, 2002. HQS was incorporated for the purpose of facilitating the merger with Provider Acquisition, LLC ("PAL"), which was organized in June 2002. On September 17, 2002 PAL acquired the right, title and interest from an assignee for the benefit of creditors of Provider Solution Corp. ("PSC"), a Florida corporation which was originally organized in September 1992. Pursuant to the terms of a merger agreement dated October 22, 2002, PAL was merged with HQS and HQS survived as our wholly-owned subsidiary. The merger was accounted for as a "reverse merger," wherein the former interest holders of PAL acquired a majority of the controlling interest (58%) of the common stock of our company. Prior to the merger, we were considered a development stage company and had no assets or capital and no significant operations or income. As such, we are unable to provide any meaningful comparisons of historical operations under our management discussion and analysis below. Therefore, we have provided this data to provide additional historical information related to our operations. However, as PAL and PSC are predecessor companies, their results of operations have no bearing on the future results of our company.

                             Predecessor Companies
                     ---------------------------------------
                     Provider Solutions      Provider
                            Corp.          Acquisitions, LLC      Health Systems Solutions, Inc.
                     ------------------    -----------------      ------------------------------
                                               Period              Period
                                        September 17, 2002    September 17, 2002
                                             (inception)          (inception)
                          Year Ended           through              through         Year Ended         Six Months Ended
                           March 31,       September 30,          December 31,      December 31,            June 30,
                             2002               2002                  2002              2003           2003            2004
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)      (unaudited)
Net sales                 $2,028,075       $   44,854             $  320,302       $2,069,758       $  767,923       $1,748,349
Cost of sales             $1,276,527       $   15,978             $  270,974       $1,264,107       $  523,511       $  790,662
Gross profit              $  751,548       $   28,876             $   49,328       $  805,651       $  244,412       $  957,687
Operating expenses        $4,634,249       $  160,584             $1,497,539       $3,470,600       $1,549,709       $1,582,822
Net loss                 ($3,882,701)     ($7,086,635)*          ($8,403,138)*    ($2,664,949)**   ($1,305,297)     ($  654,274)***

*      Includes impairment of goodwill of $6,954,927
**     Includes $92,137 deemed preferred stock dividend.
***    Includes $29,139 of other non-reoccurring expenses.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

Overview


         Through our wholly owned subsidiary, HQS, we design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business. Our systems are implemented on our customers' standard personal computers with access to the Internet over Microsoft Internet Explorer. Our architecture and fee structure enable our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers to:

         o        Increase revenue;

         o        Reduce cost;

         o        Standardize processes;

         o        Improve the quality of patient outcomes; and

         o        Minimize regulatory compliance risk.

         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, and assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.

         Our services assist Home Health Agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports assist in the management of regulatory compliance risk and measurement of the patient outcome. The patient assessments containing the OASIS Data are the "transactions" on which we base our charges for these services.

         We currently derive most of our revenues from per transaction charges applied to processing patient clinical assessments made by our customers during a month. As of June 30, 2004, we had 95 customers in 36 states with 337 sites using one or more of our services. During June 2004, our customers processed over 55,000 patient clinical assessments using our programs.

         In 2002 there were about 7,000 Medicare certified home health agencies nationally that provided services to 2.2 million patients. The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services
(CMS) to establish a Prospective Payment System (PPS) to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care and at discharge (OASIS Data).

         Beginning in 1998, our predecessor businesses used the OASIS Data to provide to some of its home health agency customers quarterly clinical performance benchmarking services. In addition, our predecessor businesses transmitted OASIS Data to state agencies as required under the Medicare regulations and to the Joint Commission on Accreditation of Healthcare Organizations as required under that organization's accreditation procedures. Charges for these services were on a subscription basis. Home health agencies could pay the subscription fee annually in advance and obtain a discount from standard pricing. Revenue for customers paying up front was categorized as deferred and was earned over the course of the ensuing contract period, typically 12 months.

         In late 2002, in response to expanded PPS regulations, we introduced a series of new online processing and business intelligence services using transaction-based pricing. These products assist home health agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports assist in the management of patient outcome analysis and regulatory compliance risk. We refer to individual patient assessments containing the OASIS Data as the "transactions" on which we base our charges for our business intelligence services.

         From February through June 2003, we rolled-out our new transaction-based pricing services to 45 sites of Amedisys, Inc., a publicly-traded Home Health Agency, doubling our transaction-based volume from 10,000 to 20,000 per month. Simultaneously, we marketed these new services to our existing subscription customers. Those incumbent customers that accepted the new services changed from a subscription basis to the new transaction basis. Where the customer would not agree to move up to the new services, the customer was dropped. Though the majority of these customers were small single site agencies, one customer that used only the state transmission services that was dropped submitted over 100,000 assessments per year for processing. As this customer generated substantial negative gross margin, eliminating it from the statistics not only increased the average charge per transaction but improved the gross margin.

         The acceptance of the transaction services by new customers, the conversion of subscription customers and the elimination of low or negative margin customers resulted in an increase in transaction-based revenue relative to subscription-based revenue, as well as increasing the revenue per transaction. We believe that the current pricing is near optimum and that further price increases for existing services are unlikely.

         We believe that we achieve best results with larger, multi-site customers who tend to have more sophisticated managements. These Home Health Agencies are expanding organically and through acquisition. We believe that our results of operations are best enhanced by adding an additional site of a current customer than it is to bring on a single site new customer.

Evaluation of Company Performance and Financial Condition

         Our management principally focuses on the following factors to evaluate our performance:

         o market penetration of the assessment transaction processing volume trends;

         o        productivity by employee;

         o        revenue, cost and gross profit per transaction;

         o        revenue and expense per employee;

         o        expense and revenue to plan;

         o        new sales orders submitted to customers;

         o        sales orders signed; and

         o        days sales outstanding.

Operational Risks and Challenges

         Management believes that as we grow and expand our hosted on line services, we may be increasingly encroaching on the market of larger, more established vendor's software offerings. It is likely that one or more of these more financially capable companies will develop a competing service.

         We also bear the cost and risks associated with meeting regulatory compliance. For example, meeting the demands of HIPAA relating to protection of Private Health Information will require modifications to existing and development of new software to meet the HIPAA regulations. We must also assist our customers that must comply with Sarbanes-Oxley in demonstrating proper internal control processes. In addition to being complex issues requiring measured responses, both expose us to legal challenges.

Research and Development

         In 2004, we initiated development projects to produce new and enhanced products for delivery in late 2004. We will deliver these services on a transaction pricing basis. These products will not add material revenue, if any, during 2004. Development of the underlying software will be produced with existing staff. Research and development expenses associated with these products is not material and may only increase slightly to cover costs related to short term software development contractors that may be used in the development cycle.

Significant Accounting Policies

Revenue Recognition

         We recognize revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. Currently, we primarily employ a web-based application service provider model to deliver our services to our home healthcare customers. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. We price these services primarily on a transaction fee basis (calculated based upon the number of patient clinical assessments made by a customer during a period) and, to a lesser extent, on a subscription fee basis. We earn the revenues from subscriptions ratably over the period of the respective agreement, generally one year. We record cash payments received in advance or at beginning of a contract as deferred revenue. We recognize transaction fee based revenues in the period the transaction is processed. We recognize implementation fees in the month that the customer goes live and we recognize training revenue in the month that the training is performed.

         We acquired the customer assets at the date of inception of our operating subsidiary in October 2002. These assets were comprised of subscription and transaction based customers. For the period ending December 31, 2002, the subscription based customers represented 85% of the customer base and the transaction based customers represented 15%. The majority of these subscription based customers were small, single-site customers with subscription revenues ranging from $1,500 to $2,400 annually. Over the past two years, we endeavored to convert our subscription based customers to transaction based customers and to migrate these customers to the new products of PPS Advantage(TM).


         We currently recognize cancellations, allowances or discounts as they occur. This practice is based on factors that include, but are not limited to, historical cancellations and analysis of credit memo activities. Should our actual cancellations, allowances or discounts exceed our estimates, additional provisions against revenue would result. Cancellations, allowances and discounts are not material.


Allowance for Doubtful Accounts

         The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected. We regularly review the adequacy of our allowance for doubtful accounts through identification of specific receivables where it is expected that payment will not be received. We also establish an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, we review past due receivables and give consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects our best estimate as of the reporting dates. Changes may occur in the future, which may require us to reassess the collectibility of amounts and at which time we may need to provide additional allowances in excess of that currently provided.

Software Development Costs


         We capitalize software development costs after establishing technological feasibility of the resulting product or enhancement and until the product is available for general release to customers. These costs are carried at unamortized cost. All software development costs are being amortized over the same life as purchased software, three years. The estimates used under this policy include estimates of the time and cost of developers used on each product or improvement. These estimates are based on factors that include, but not limited to, developers' work load based on functional staff analysis.

Recent Accounting Pronouncements

         Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.


Results of Operations


The following table sets forth certain financial data expressed as a percentage of net sales for each of the periods indicated.


                                             For the Period
                                           September 17, 2002
                                           (inception) through                 Six Months Ended
                                       December 31,    December 31,                 June 30,
                                       -----------     -----------         ----------------------
                                          2002             2003               2003           2004
                                          ----             ----               ----           ----
                                                                           (unaudited)    (unaudited)
Net sales.....................            100%            100%                 100%            100%
Cost of sales.................             85              61                   68              45

Gross profit..................             15              39                   32              55

                                       16


Operating expenses:

    Selling and marketing.....             84              63                   77              33
    Research and development..             49              43                   37              16
    General and Administrative            328              57                   82              37
    Depreciation and amortization           5               5                    6               4
    Interest..................              1               -                    -               -

Total operating expenses......            467             168                  202              90

Impairment of Goodwill........          2,171              --                   --               0
Other non-operating expenses..             --              --                   --               2
Deemed Preferred Stock Dividend            --               4                   --              --
Net income (loss).............         (2,623)           (133)                (170)            (37)


         The following table sets forth certain statistical data for each of the periods indicated.

                                Statistical Data


                                                   For the Period
                                                 September 17, 2002
                                                 (inception) through              Six Months Ended
                                           December 31,     December 31,              June 30,
                                           ------------     ------------     ----------------------------
                                               2002             2003              2003           2004
                                               ----             ----              ----           ----
                                                                               (unaudited)    (unaudited)

Total customers (weighted average)               157              116              122             98
Total customers (end of period)..                154              104              109             95
Total sites (weighted average) ..                329              387              366            337
Total sites (end of period)......                341              403              402            337

Total assessments................            169,486          628,243          314,436        306,161
Transaction customers (weighted average)          22               72               69             75
Transaction customers (end of period)             24               73               68             74
Transaction sites (weighted average)              97              246              223            311
Transaction sites (end of period)                100              280              258            320
Transaction assessments..........             40,308          474,670          226,297        296,117
Transaction revenues.............            118,902        1,499,571          503,002      1,466,353
Average charge per transaction...              $2.95            $3.16            $2.22          $4.95
Subscription customers (weighted average)        135               44               53             23
Subscription customers (end of period)           130               31               41             21
Subscription sites (weighted average)            232              140              143             25
Subscription sites (end of month)                241              123              144             17
Subscription assessments.........            129,178          153,573           88,139         10,044
Subscription revenue.............            189,157          290,756          167,237        132,135


         As stated above, CMS introduced regulations that require home health agencies to collect assessment data on each patient at start-of-care and at discharge (PPS system), which require home care providers to collect assessment data on each patient at start-of-care and at discharge and these assessments determine the reimbursement for each patient for a 60 day episode of care. Our total assessments are the number of patient Oasis assessments received from customers including both transaction and subscription customers. Transaction revenue is derived by multiplying the transaction assessments received in the quarter multiplied by the customer's per assessment charge. Subscription revenue is calculated based on a yearly subscription fee, regardless of the number of assessments received, and earned ratably over twelve months. The average charge per transaction is calculated by dividing the transaction revenue by the number of transactions assessments.

Six Months Ended June 30, 2004 Compared to the Six Months Ended June 30, 2003

         Net sales increased $980,426 or 128% for the six months ended June 30, 2004 to $1,748,349 compared to $767,923 during the same period in 2003. This increase resulted primarily from price increases, an increase in assessment transaction volume from existing customers and the addition of new customers.

         The largest contributor to our revenue growth during this six month period arose from the increase in our transaction based revenue. Our average charge per transaction increased 123% to $4.95 during the six months ended June 30, 2004, from $2.22 during the six months ending June 30, 2003, and the number of transactions processed increased 30% to 296,117 during the six months ended June 30, 2004 from 226,297 during the six months ended June 30, 2003. Revenues for these transactions increased 191% from the same period last year to $1,466,353 from $503,002. This $963,351 increase in our transaction revenue is comprised of a 16% increase attributed to increased volume and 84% of the increase is attributed to price increases.

         As stated above in late 2002, a regulatory change by the Joint Commission on Healthcare Accreditation Organization (JCAHO) discontinued a reporting requirement for accredited home care organizations. These modifications no longer required participation with a listed performance measurement system. The JCAHO encourages home care organization to continue participation with a listed performance measurement system but gave home care providers the option to use OASIS Based Quality Indicators (OBQI) and OASIS Based Quality Measure (OBQM) data and reports with the Joint Commission. This option uses the same data to satisfy both federal performance data reporting requirements and ORYX requirements and the OBQI and OBQM data is provided to the home care provider by the Centers of Medicare and Medicaid Services (CMS) at no charge. Certain subscription based, small, single-site customers chose not to participate in the new transaction revenue model or our products and services. Though some of our Home Health Agency customers were converted to the new, transaction-based pricing approximately 20 HHAs or 50% chose to stop participating in the JCAHO accreditation program and left our company. This regulatory change resulted in a 21% decrease in subscription revenue to $132,135 during the six months ended June 30, 2004, from $167,237 during the six months ended June 30, 2003. Although the number of total customers of the company (transaction and subscription) decreased, the weighted average revenue per customer increased 183% to $17,840 during the six months ended June 30, 2004 compared to $6,294 during the six months ended June 30, 2003, as a result of the migration of our business towards a transaction based model.

         Cost of sales for the six months ended June 30, 2004 was $790,662 or 45% of revenues as compared to $523,511 or 68% of revenues for the six months ended June 30, 2003. We include as part of our cost of sales the employee costs incurred from our customer service department, our data verification department and our nurse educators. Other costs included are travel for our customer service people, professional fees, accreditation fees, teleconferencing, assessment forms, depreciation expense for our internally developed software, hosted data center expense and shipping. The $267,151 or 51% increase in the cost of sales was attributed to an increased staffing in our customer service and training and education departments to support the increased customer volume resulting in an increase of $224,266 in salaries and related expenses, increase in professional fees of $11,216 resulting from the hiring of temporary help and an increase of $6,050 in communications expense resulting primarily from the additional use of conference calling.

         Total operating expenses totaled $1,582,822 for the six months ended June 30, 2004 compared to $1,549,709 for the six months ended June 30, 2003, an increase of operating expenses of 2%. Operating expenses were comprised of:

         Selling and marketing expense totaled $575,929 for the six months ended June 30, 2004 compared to $593,892 for the six months ended June 30, 2003, resulting in a decrease in selling and marketing expense of $17.963 or 3%. We included in our selling and marketing expense the employee costs incurred from our marketing, sales, sales administration and sales support employees. Other costs included are the travel for our sales people, trade shows, advertising, telephone, teleconferencing, and office expense. The principal reason for the decrease was salaries and benefit expense decreased $19,388 due to the reduction in support positions in January. And travel decreased $39,299 due to a shift from a regional sales focus to a nation sales focus which decreased the attendance at regional trade association meetings and shifted the resources to national trade association meetings, reducing the number of meetings attended. In addition we reduced the number of employees attending each sales call to a representative from the sales organization. We use teleconferencing of skilled personnel versus on-site attendance. This decrease was partially offset by an increase in marketing and promotion expense of $20,810 due to sponsorship and participation in the Remington Think Tank. Communication expenses including teleconferencing increased $5,568 due to the participation by conference call of our professional staff at on-site sales calls and commissions increased $16,989 due to increased sales.

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

         Research and development expense was $279,348 for the six months ended June 30, 2004 and $286,956 for the six months ended June 30, 2003, resulting in a decrease in research and development expense of $7,608 or 3%. Included in our research and development cost is the employee costs for our software developers and our data center and internal systems staff, professional fees for outside consultants and contractors, and supplies.

         General and administration expense was $657,070 for the six months ended June 30, 2004 and $630,153 for the six months ended June 30, 2003, an increase of 26,917 or 4%. Included in our general and Administration expense is salaries and related expenses for our executive officers and administrative employees. Also included in general and administration are corporate costs such as, but not limited to, legal and accounting , utilities, rent, office supplies and office equipment The principal reason for this increase is a $31,157 increase in salaries resulting from severance payouts for employees whose positions were eliminated in January of 2004, an increase of $17,937 in travel resulting from the relocation of an employee to Tampa, an increase of $7,636 in communication expense, and an increase of $40,863 in occupancy due to the relocation of our offices. These increases are partially offset by a decrease in professional fees of $59,756 resulting in the termination of a consulting agreement and lower legal and accounting costs.

Year Ended December 31, 2003 Compared to the Period from September 17, 2002 (Inception) Through December 31, 2002

         Revenues for the year ended December 31, 2003 were $2,069,758. Revenues from the inception of our operating subsidiary on September 17, 2002 through December 31, 2002 were $320,302, a $1,749,456 or 546% increase. This increase resulted primarily from price increases, an increase in assessment transaction volume from existing customers and the addition of new transaction customers.

         The largest contributor to our revenue growth during the period arose from the increase in our transaction based revenue. Our average charge per transaction increased 7.11% to $3.16 during the twelve months ended December 31, 2003, from $2.95 during the period from September 17, 2002 (Inception) to December 31, 2002, and the number of transactions processed increased 1077% to 474,670 during the twelve months ended December 31, 2003 from 40,308 during the period from September 17, 2002 (Inception) to December 31, 2002. Revenues for these transactions increased 1161% from the same period last year to $1,499,571 from $118,902, This $1,380,669 increase in our transaction revenue is comprised of a 93% increase attributed to increased volume and 7% of the increase is attributed to price increases. The number of transaction based customers increased 204% to 73 customers at December 31, 2003 compared to 24 customers at December 31, 2002. During the year ending December 31, 2003, the number of transaction based sites increased 180% to 280 from 100 at December 31, 2002 and the number of subscription based sites decreased 49% to 123 from 241 at December 31, 2002.

         Cost of sales for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 respectively were $1,264,107 and $270,974 or 61.1% and 84.5% of revenues. We include as part of our cost of sales the employee costs incurred from our customer service department, our data verification department and our nurse educators. Other costs included are travel for our customer service people, professional fees, accreditation fees, teleconferencing, assessment forms shipping, depreciation expense for our internally developed software and hosted data center expense. The $993,132 or 367% increase in the cost of sales is principally attributed to an increased staffing in our customer service and training and education departments to support the increased customer volume resulting in an increase of $558,144 in salaries and related expenses, increase in depreciation expense for our internally developed software of $335,271, an increase in professional fees of $37,256 resulting from the increase in JCAHO accreditation fees and assessment form printing, an increase in travel of $17,245 due to additional on site training of customers, an increase in our expense for our hosted data center of $29,654 and the effect of the short accounting period from September 17, 2002 to December 31, 2002 compared to twelve months ended December 31, 2003.

         Operating expenses for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 respectively totaled $3,470,600 and $1,497,539. Operating expenses were comprised of:

         Selling and marketing expense for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 were $1,308,610 and $267,748, resulting in an increase in selling and marketing expense of $1,040.862 or 388%. We included in our selling and marketing expense the employee costs incurred from our marketing, sales, sales administration and sales support employees. Other costs included are the travel for our sales people, trade shows, advertising, telephone, teleconferencing, and office expense. The principal reason for the increase was salaries and benefits increased $781,757 due to the increase in the number of sales people to increase market penetration and sales, commissions increased $82,730 due to increased sales, Travel increased $86,445 due to increased travel due to multiple people attending the sales calls, including sales and clinical staff, and the effect of the short accounting period from September 17, 2002 to December 31, 2002 compared to twelve months ended December 31, 2003.

         Research and development expense was $883,519 for the year ended December 31, 2003 and the period from inception of HQS through December 31, 2002 was $157,516, resulting in an increase in research and development expense of $726,003 or 461%. Included in our research and development cost is the employee costs for our software developers and our data center and internal systems staff, professional fees for outside consultants and contractors, and supplies. The principal reason for the increase was an increase in salaries and benefits of $703,783 due to the increase in our development staff and the effect of the short accounting period from September 17, 2002 to December 31, 2002 compared to twelve months ended December 31, 2003.

         General and administration expense was $1,180,748 for the year ended December 31, 2003 and $1,051,745 for the period from inception of HQS through December 31, 2002, an increase of $129,004 or 12%. Included in our general and Administration expense is salaries and related expenses for our executive officers and administrative employees. Also included in general and administration are corporate costs such as, but not limited to, legal and accounting , utilities, rent, office supplies and office equipment The principal reason for this increase is a $341.978 increase in salaries and benefits, an increase of $75,274 in communication expense due to increased telephone expense, and an increase of $192,168 in occupancy expense. These increases are partially offset by a decrease in professional fees of $538,842 resulting from the legal and accounting fees paid for the merger in 2002 and the effect of the short accounting period from September 17, 2002 to December 31, 2002 compared to twelve months ended December 31, 2003.


Liquidity and Capital Resources


         In the past, our principal sources of liquidity were equity placements and more recently a loan provided by Stanford, our principal shareholder. As our operations have improved, our external cash requirements have decreased and our rate of collection of receivables have increased. Our principal sources of liquidity for the foreseeable future are expected to be cash flow from operations and the proceeds of our line of credit from Stanford.

         Cash at June 30, 2004 and December 31, 2003, respectively, was $250,582 and $171,728. At June 30, 2004 and December 31, 2003, respectively, we had total stockholders' equity of $582,163 and $1,236,437. During the year ended December 31, 2003, we received proceeds from two securities purchase agreements with Stanford Venture Capital Holdings, Inc ("Stanford") for our Series A preferred stock and Series B preferred stock in the approximate amount of $3,000,000.

         At June 30, 2004, Stanford had advanced $700,000 to HQS. The terms of the advance are provided under a loan and security agreement dated July 6, 2004. The $700,000 represents the maximum available under the loan and security agreement at July 6, 2004 plus $400,000 towards a liability owed the Internal Revenue Service. The infusion of cash and reduction of the tax liability resulted in a positive working capital of approximately $212,000 at June 30, 2004.

         We have incurred an accumulated deficit at June 30, 2004 of $11,814,497 compared to $11,160,223 at December 31, 2003. We had positive working capital at June 30, 2004 of $212,009 compared to negative working capital of $63,112 at December 31, 2003. The increase in working capital is due primarily to the $700,000 of cash received from the Stanford loan and security agreement and a decrease in accrued expenses of $388,193 which resulted from a $400,000 payment to the IRS that we had assumed from a predecessor company. The outstanding balance of the loan from Stanford is due in 36 months. As we do not anticipate having the working capital to repay this amount in the next 12 months, the loan was recorded as a long term liability. Although our operating revenue has increased, by 121% over the same period last year, we have not yet established an ongoing source of revenues sufficient to cover our operating costs which raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our obtaining adequate capital to fund losses until we become profitable.

         On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty that has been executed in favor of Stanford. The availability of funds from which HQS may borrow shall not exceed

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

the following amounts on the following dates, (excluding the additional $400,000 advanced on June 30, 2004 to satisfy a $400,000 liability owed to the Internal Revenue Service):

         July 6, 2004               $300,000

         July 31, 2004              $550,000

         August 15, 2004            $850,000

         October 15, 2004         $1,050,000

         November 15, 2004        $1,200,000

         The final draw of $150,000 on November 15, 2004 is subject to our achieving a consolidated EBITDA (before professional costs associated with our registration statement on Form SB-2 and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) of $50,000 or better (before professional costs associated with this prospectus and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) during the three months ended September 30, 2004. We cannot assure you that we will satisfy the EBITDA test for the three months ended September 30, 2004 and will either need to obtain a waiver of this requirement from Stanford in order to make the final draw on the line of credit or will need to defer expenditures that we plan to make from this final draw to enhance our prospects for growth.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford has assigned 360,000 warrants to four of its employees pursuant to a warrant assignment agreement. We are obligated to register the shares of common stock underlying the warrants pursuant to a registration rights agreement.

         Accounts receivable at June 30, 2004 were $404,217 as compared to $448,038 at December 31, 2003, the decrease of 9.8% is a reflection of our decreasing days in accounts receivable due to collections on 14 accounts that were over 90 days old at December 31, 2003 totaling $75,327. Days of sales outstanding was 39 days at June 30, 2004 and 75 days at December 31, 2003. Management has improved the management of accounts receivable over the last six months and this has resulted in an increase in the amount of revenue collected and in a more timely manner. Our business strategy of attracting larger customers has resulted in customers have larger financial resources and submit payment timely. Our standard contract states that payment is due within 30 days of the date of the invoice. At June 30, 2004 Amedysis L.L.C. accounted for 34% of the accounts receivable.

         Other assets at June 30, 2004 were $1,145,137 as compared to $1,409,234 at December 31, 2003. These amounts were primarily due to property and equipment of $1,077,761 and $1,313,728, respectively, which consist principally of $757,934 and $964,988, respectively, of internally developed software.

         Accounts payable and accrued expenses at June 30, 2004 and December 31, 2003 were $296,619 and $619,917. The payables decrease is mainly attributed to the payment on June 30, 2004 of the tax liability of $400,000 assumed from a predecessor company.

         We anticipate that cash requirements will remain at the current level for the next 12 months as we plan on continuing to utilize current resources to continue improving our infrastructure, develop our business, establish our sales and marketing network, operations, customer support and administrative organizations. We currently anticipate that available cash resources and cash generated from operations and proceeds from the loan and security agreement will be sufficient to meet presently anticipated working capital and capital expenditure requirements through June 30, 2005. As of June 30, 2004 there were no commitments for long-term capital expenditures.

                                    BUSINESS

Overview

         We design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies more effectively manage the clinical, operational and financial aspects of their business. Our systems are delivered using an ASP model through our customers' standard personal computers with access to the Internet using Microsoft Internet Explorer. Our architecture and fee structure enables our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers by:


        o        Increasing revenue;

        o        Reducing cost;

        o        Standardizing processes;

        o        Improving the quality of patient outcomes; and

        o        Minimizing regulatory compliance risk.


         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.


         Our services assist home health agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports, assist in the management of regulatory compliance risk and measurement of the patient outcome. The patient assessments containing the OASIS Data are the "transactions" on which we base our charges for these services.


History of Our Business


         The ultimate predecessor of our business was a corporation known as Provider Solutions Corp. ("PSC") that was formed to develop the technology that we employ in our business. PSC raised an aggregate of approximately $7 million on a secured basis. Summary results of operations data for the fiscal year of PSC ended March 31, 2002 is forth under "Summary Statement of Operations Data."

         On July 2, 2002, PSC filed an assignment for the benefit of creditors under Florida law. Stanford, one of PSC's secured creditors, formed Provider Acquisition LLC ("PAL") in order to make an offer to the Assignee to purchase all of the assets of PSC. In accordance with an Asset Purchase Agreement dated September 17, 2002, PAL purchased all of the assets of PSC for a sum of $225,000, subject to secured indebtedness of approximately $7 million and assumed an obligation to pay the trust fund portion of PSC's obligations to the Internal Revenue Service in the approximate amount of $400,000.

         Following PAL's acquisition of the assets of PSC, Stanford and the other holders of PSC's secured indebtedness converted all of the indebtedness into equity of PAL.

         On October 22, 2002, PAL consummated an agreement and plan of merger with Silver Key Mining Company, Inc. and its newly formed wholly-owned subsidiary, Healthcare Quality Solutions, Inc., a Florida corporation ("HQS") whereby the business that PAL had acquired from Provider was transferred to HQS and the equity ownership interests in PAL were exchanged for the majority of the issued and outstanding shares of common stock of Silver Key. On October 23, 2002, the effective time of the merger, the equity of PAL were exchanged for an aggregate of 1,071,429 shares of our common stock. Stanford received 957,921 shares of our common stock issued pursuant to the Merger Agreement. Prior to the merger, none of the holders of equity interests in PAL, including Stanford, owned any shares of common stock or had any other interest in Silver Key.

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Industry Background


         As reported on September 22, 2003 by the United States Centers for Medicare and Medicaid Services ("CMS"), an agency of the United States government, the home health industry is highly fragmented and currently comprised of more than 7,000 companies that provide skilled nursing, therapy, aide service, or medical social work to beneficiaries in their homes. These companies range from facility-based agencies to small, publicly traded and privately held companies and visiting nurse associations. According to CMS, home health expenditures were $33 billion in 2001. According to CMS, certain securities analysts forecast that the industry will grow at an annual rate of 5% to 10% as a result of favorable demographic trends, new clinical protocols that have increased the range of home care services (rehab in particular) and the lower cost of home care versus other institutional settings. A complete copy of the report is available online at http://www.cms.hhs.gov/reports/hcimu/heimu_09222003.pdf.


         We expect the consolidation of the industry which accelerated after the passage of the Balanced Budget Act of 1997, to continue. We believe that in the process of consolidation, home care management will require solutions that help them streamline their operations, standardize the delivery of care, maximize the reimbursement under the regulations, improve the quality of care delivered, and minimize the compliance risk. By providing outsourced services, we help reduce the information technology burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

         In October 2000, the federal government introduced the Medicare Home Health Prospective Payment System (PPS). These rules require the collection and reporting of vast amounts of patient data that must be extracted edited, corrected, formatted, exported and reported on rigorous schedules. The importance of ensuring the data is accurate and timely cannot be overstated, as the very success of a home care company participating in Medicare is dependent on meeting these requirements. Under these rules, home health agencies are mandated to prove the care delivered improves the patient's functional ability. The mandates introduce reimbursement levels calculated in advance based upon the assessed need of the patient. An error in collecting the data on the initial patient assessment can cost thousands of dollars in missed reimbursement. An error in collecting the data on the final assessment can bring on the rejection of an entire claim, or worse, an audit survey by a government agency that results in fraud and abuse charges.

         The data must be collected using a standardized tool called the Outcome and Assessment Information Set (OASIS) to collect 109 data elements that must be reported to government agencies on rigorous schedules and must meet an extensive editing process (There are over 400 mandated OASIS edits). It is critical for the home health business that the data is accurate and valid as the data is used to determine the level of reimbursement received for the care provided and is used by the government to measure, and publicly report on, the quality of care delivered.

         Methods for capturing data include filling out paper forms then key entering the required data into a workstation or personal computer using free, government-supplied software, or directly into information management systems supplied by another party. The data is subsequently transmitted to the government. Government computers edit the answers highlighting errors. The home health agency must dial into the government site to retrieve its reports, then in an off-line procedure correct the errors and resubmit the data. Either approach has minimal data validation capabilities, particularly as it relates to determining any clinical anomalies that might exist in the data.

         In addition, the nature of home health care is such that the field nurse and the data entry staff, nursing supervisor, quality assurance staff, clinical manager and operations management are typically remote from one another, making collaboration over identified issues difficult if not impossible to resolve. The result is increasing overnight courier, fax and telephone costs combined with rejected claims, extended accounts receivable days outstanding and inconsistent care delivery. The clinical staff struggles to meet the government deadlines and regulations while the financial management pushes for faster turnaround to improve cash flow. Multiple sites compound the management problems.

Our Solution

         We provide systems that are designed to assist our customers improve the quality of the data collected, identify clinical anomalies in nursing and therapy observations in the collected data, identify profit or loss potential, provide daily reports to assist with managing care delivery and compliance risk and benchmark observations about the data against our national database of over 1 million home care episodes. These services help manage the clinical, operational and financial aspects of a home care company in order to maintain a balance between the patient outcome and the Medicare reimbursement received. We refer to our products and services as our "PPS Advantage(TM)" suite. PPS Advantage(TM) enables our customers to realize the following benefits:

         A Data Collection Process That Is Cost Effective, Accurate and Timely.

         Using the Internet as a communication tool, we deliver cost-effective, accurate and timely PPS data collection services. We provide our customers with multiple methods for submitting data: a fax to our image server, a document image, an electronic file upload or on-line key entry. One of our data collection-related services provided to fax and scanning customers is the verification of data by our data services staff. Digital data extracted from faxed or scanned images is available for viewing and manipulation using the Web within two hours of receipt.

         A Data Edit and Correction Process That Ensures Data Accuracy Prior To Transmission.

         Once data is received at our data services center, our software performs a series of edits on the data including the more than 400 published by the government and the more than 100 of our proprietary SmartEdits(TM) processes. These proprietary edits compare responses to multiple questions to ensure the clinical responses are valid and clinically consistent across the questionnaire. All edits are identified and any authorized user, anywhere on the Internet with proper security can review the edits and make appropriate changes on-line. Multiple people can collaborate in real time in making revisions on the same data. As a part of this process, our systems calculate, on demand, the anticipated reimbursement using the customer's cost data and determines whether a profit or loss can be expected based on the responses to certain questions. This enables the customer to verify if the data is accurate and a loss, as an example, should stand or if some responses should be modified. The system allows a "what-if" approach to analyzing the impact of particular responses.

         A Data Transmission Process That Is Cost Effective and Timely.

         After the data is determined to be accurate and valid, our staff manages the transmission of the data to the government as required under the rules. Currently we transmit to over 40 states that act as intermediaries for the federal agency managing this program (the Centers for Medicare and Medicaid Services, or CMS). Reports posted to the state website are retrieved and posted to the customer portion of our site by our staff, substantially simplifying the customer's job.

         A Daily Management Tracking System to Increase Revenue, Improve Care Delivery and Compliance Risk Management.

         Our service provides a series of daily reports that provide business intelligence and decision support intelligence for the customer relative to the rules for participating in the Medicare program (Conditions of Participation). Such things as meeting transmission date requirements (Lock Dates); recertification windows (56 to 60 days from the Start-of Care date); and other items are identified and used to ensure the appropriate process is being followed.

         The Application of Standard Operating Process is Ensured Across the Enterprise.

         By automating and centralizing the daily management of processes relating to patient care delivery and compliance management, our customers are able to consistently administer various policies and procedures. Those customers of ours that are growing through acquisitions of other home health agencies can implement our systems into the acquired agencies to rapidly integrate the newly acquired business into the existing process stream.

         Benchmarking Performance Relative to Our National Database of Outcomes.

         Using our national database of outcomes to compare an agency to the national norms, management can determine where they stand relative to national benchmarks of outcomes, reimbursement, quality of care by specific diseases, and other measures.

         Rapid Implementation.

         The only elements required at a customer site are Microsoft Internet Explorer, a personal computer or a workstation and an Internet connection. All operating software remains on our servers. This centralized approach radically limits the capital expenditure required to implement and support the solutions while simultaneously dramatically reducing the implementation cycle. We offer professional services that assist customer staff optimize the use of the services. These services qualify for Continuing Education Unit credits required for skilled nursing professionals to retain licensure.

         A Highly Flexible, Open and Scalable System.

         Our services are based on a modular platform using industry standard open architecture that is scalable from a company with a single user on a single personal computer to multi-site, multi-user enterprise. Our customers can add additional users or sites quickly and easily.

Growth Strategy

         We believe that many home health agencies lack the technology and operational efficiency to succeed in today's increasingly complex environment. Our objective is to extend our position as a leading provider of management solutions for home care and to enter the market for solutions to other post acute care industries. Key elements of this strategy include:

         Leverage Our Existing Customer Base.


         We believe significant opportunities exist to leverage our existing customer base by selling increased applications that we offer to customers that utilize less than the full suite of programs, as well as by expanding our suite of programs to provide our customers with enhanced functionality and increase transactional volumes. We intend to continue to develop our current service offerings and to introduce new solutions that assist in the management of specific disease states and complementary products or provide other industry services and may recommend, but not directly resell our services.


         Offer Our Services to Other Segments of The Post Acute Industry.

         We believe that the interest in tools to assist in the management of disease states and conditions will provide us with opportunities to further develop our platform to provide solutions to nursing homes, skilled nursing facilities and inpatient rehabilitation facilities.

Our Products and Services

         Our customers are required to capture large amounts of patient information on a daily basis, throughout the course of an episode of care and within short timeframes in order to meet inflexible deadlines. The accuracy and validity of the data is critical and the data must be analyzed and monitored continuously in order to ensure that appropriate reimbursement is received for care delivered, the recommended clinical procedures are diligently followed, a high level of patient outcome is maintained (as measured against national norms) and regulatory requirements are continuously met. Our services are designed to meet these requirements on a highly available, rapid response basis.

         Our products are designed to assist the homecare agency more effectively manage its business under the emerging requirements of CMS' Prospective Payment System. Our products streamline the collection, correction and submission process for mandated OASIS data; improve reimbursement rates; improve cash flow; ensure regulatory compliance; and provide decision support to improve clinical practice. Our services are offered on a transaction fee and a subscription fee basis. Our products are marketed under the PPS Advantage(TM) name.

         PPS Collect(TM) is the umbrella name for a variety of methodologies by which a homecare agency's patient's OASIS assessment data can be submitted to our website. The offering includes faxing paper documents, uploading electronic files and keying data into an electronic form.

         PPS Editor provides on-line access to patient assessment data and performs the following:

        o Enables homecare staff to view, edit and correct assessment data over the Web.

        o Applies 400 CMS specified, clinical validity rules and over 50 PPS Smart Edits developed by our company. PPS Smart Edits are logical and intuitive edits that assist in ensuring the completion of correct and valid assessment data prior to transmission to the state survey agency.

        o Assists clinical staff in identifying discrepancies and provides an explanation for ease of analysis and correction.

        o Enables verbal collaboration by multiple users over the telephone as they view the same data over the Web.

        o Applies CMS's PPS rules to the assessment data and calculates the reimbursement rate for the patient.

        o Calculates the anticipated profit/loss for the patient episode based on the Plan of Treatment information.

         PPS Dashboard provides a "work-in-progress" status report for the assessment data received from each agency site including the following:

        o Displays assessment status relative to patient recertification and related deadlines mandated under PPS.

        o Assessment Error Report tracks errors, duplicate assessments, orphan assessments, patient episodes due to be re-certified and reports on assessment status relative to Lock Dates.

        o Also provides a rolling 7-day report of assessment status including a daily listing of patient episode counts and error references.

         PPS Trans provides a single connection for the customer to our website that, in turn, provides communications links to various other locations.

         PPS Outcomes is designed to enable agencies to monitor their patient status compared to our national database that includes in excess of 2.0 million assessments. PPS Outcomes supports the CMS Outcomes Based Quality Improvement
(OBQI) process.

         The CMS process provides annual reports that CMS uses to publish the "best and worst" homecare providers. PPS Outcomes supports the OBQI process by supplying such reports on a quarterly basis. Quarterly reports are not available from CMS.

         PPS OASIS Auditor is designed to assist agencies evaluate their clinical performance by comparing their clinical data with the HQS national database. Discrepancies in performance, staff training and areas that could be out of compliance are highlighted.

         PPS Advisory is a consulting service that assists homecare agencies improve their performance under PPS as follows:

        o Interpret benchmarking data and how to use the data in order to improve operations and migrate toward "best practice."

        o Presents seminars, OBQI report analysis, assistance in CMS-required improvement Plan preparation and monitoring of improvement plans.

Customers


         Our solutions are provided to home health customers ranging in size from single to large multi-site organizations. As of June 30, 2004, we had 95 customers in 36 states with 337 sites operating one or more of our programs. Our largest customer Amedisys, a publicly traded company and one of the top 5 home health companies in the nation, according to The Remington Report, operated 93 sites and represents 30% of our current revenue. We are substantially reliant on the continued use of our products by Amedisys.

         Our largest customers, as measured by revenues during the six months ended June 30, 2004, include the following:


Amedisys, LLC               Visiting Nurses Association            Intrepid USA

Personal Touch Home Care    Banner Health Corporation              Semper Care

Girling Health Care         Integrated Health Systems              Winyah Health Care Group

Sta-Home Health Agency      Health Management Associates, Inc.     Mobile Medical Industries

Sales and Marketing

         We sell our services primarily through a direct sales force of 4 sales personnel. Since mid-2003, we have focused on expanding our vendor partnerships to enhance vendor assisted referrals. Our largest partnership is with Briggs Corporation, the largest supplier of clinical documentation systems for home health care and with whom we have jointly developed a selection of scanner-readable home health forms. Briggs refers leads to us identified during its sales process.


         In 2004, we began our first national advertisement campaign focused on brand name recognition. We currently have year long advertisements placed in the two prominent industry publications: Success In Home Care and The Remington Report. In 2004, we also plan to add marketing staff to develop our public relations telemarketing and direct mail campaigns. We also plan to improve our use of our World Wide Web site for generating sales leads and increasing market awareness.


Product Development

         We develop our service applications based on requirement specifications produced by our Product Strategy Group. This group is comprised of clinicians and other domain experts (including regulatory). By maintaining regular contact with customers and experts in the field and tracking the regulatory activity of CMS, the Product Strategy Group determines our product direction and product feature requirements.

         The system architecture lends itself to rapid delivery of improved software and product functionality. Key systems are typically modified every 45 to 60 days. The systems are designed as very "thin-client" (customers need only a browser to access the services) minimizing the information technology infrastructure required at the customer site. Customer system requirements are limited to a PC with a standard Internet browser and an Internet connection.

         Our system architecture is based on the widely accepted J2EE architecture that ensures "openness" and "scalability". This design and the centralized hosting approach facilitates managing and delivering changes and enhancements to the software and service.

         Applications are developed in JAVA. We use XML as our messaging layer facilitating interfaces with third-party solutions such as billing vendors. We have implemented a transaction traceability and event tracking capability to the User ID and Password level that enables effective reporting of access and modification to patient health information as required under HIPAA. Adopting a store and forward messaging technique allows application components to function independently while maintaining near real-time communications and high levels of system availability.


         In 2004, we initiated development projects to produce new and enhanced services for delivery in late 2004. We will deliver these services on a transaction pricing basis. These products will not add material revenue, if any, during 2004. Development of the underlying software will be produced with existing staff. Research and development expenses associated with these products is not material and may only increase slightly to cover costs related to short term software development contractors that may be used in the development cycle.


Operations

         Our Customer Service organization provides a variety of operational support to customers including a verification service that ensures the accuracy of automated Optical Character Recognition translation of hand-written patient assessment information to digital data, assistance with customer data communications, upload data to/from our website, transmitting customer's patient data to appropriate State Departments of Health, acquiring customer reports from CMS and posting these reports to our website for access by the customer and producing customer benchmark reports from our national database.

         Data Center Technical Services manages and supports the computer and communications infrastructure used by the Company's customers including Web services administration, communications administration, application administration, database administration, systems administration and LAN administration.

         Our products are critical to the operation of our customers and therefore require a high level of service availability. To minimize the risk to the customer, we have our servers that support customer and customer service activities installed in a secure facility managed by Qwest Communications that includes redundant power and air conditioning, redundant Internet connections and redundant telecommunications.


Encryption and Security from Hackers

         Our company-owned services, software and communications equipment and the customer data integral to our service delivery are hosted at a Qwest CyberCenter in Tampa, Florida ("Qwest"). Qwest reports that its facilities are designed to withstand up to Category 5 hurricanes. Notwithstanding these assurances, there can be no guarantee that we would be able to operate effective were the Qwest site to be damaged by a terrorist event or act of nature.

         We have implemented various layers of security to ensure appropriate, controlled access to our services including establishing user level password systems and encryption schemes based on 1024 bit keys. We have implemented Secure Sockets Layer (SSL), an industry standard protocol for providing authentication and encryption, verified through the use of certificates provided through Verisign, an industry provider of secure Internet communications. Firewalls are implemented to protect against unauthorized entry and address translation schemes adds a further level of access protection from unauthorized access attempts. Our services agreements generally contain limitations on liability and we maintain insurance with coverage limits of $2,000,000 for general liability. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserts.


Competition

         The market for healthcare information systems is intensely competitive. The competitive factors affecting the market for our services include:

        o        vendor and product reputation,

        o        reliability of the service,

        o availability of products on preferred computer and communications platforms,

        o        scalability,

        o        integration with other applications,

        o        functionality and features,

        o        ease-of-use,

        o        quality of support,

        o        documentation and training,

        o        product quality and performance,

        o        product innovation,

        o        price, and

        o        effectiveness of marketing and sales efforts.

         Some of our competitors in the homecare market segment, such as McKesson Corporation, Siemens A G, Eclipsys Technologies Corporation and Keane, Inc. have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sales and support of their products than our company. In addition, consolidation in the healthcare information systems industry may permit our competitors to have access to increased financial and administrative resources, greater technological capabilities and to realize other operational efficiencies and competitive advantages. Moreover, purchasers may prefer to buy computer systems from a single source provider. Because we focus exclusively on assisting the homecare company manage under the Prospective Payment System (as opposed to scheduling or billing systems), we cannot serve as the sole source of computer software for homecare organizations.

Proprietary Rights and Licenses

         We depend significantly upon proprietary technology. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We believe that, because of the rapid pace of innovation within the computer software industry, factors such as the technological and creative skills of its personnel, frequent product enhancements and reliable service delivery and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of our technology.

         We distribute our products under services agreements that grant a customer a nonexclusive right to use our services for the customer's internal operation by designated users at designated sites. The service agreements may require us make arrangements for hot standby systems or to deposit the source code and data necessary to deliver our services in an escrow account that may be accessed by the customer in the event of our company's liquidation, dissolution or bankruptcy, or if we fail to cure a material breach of contract.

Governmental Regulation

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, revise regulatory requirements and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and related services.

Health Insurance Portability and Accountability Act of 1996 ("HIPAA")

         HIPAA establishes rules, regulations and penalties for ensuring the privacy of patient health information. In addition, HIPAA requires standards for the electronic interchange of healthcare and claims data. Though HIPAA will affect all aspects of all healthcare providers' operations, the greatest impact will be in the information technology area. The patient health information privacy phase of HIPAA went into effect in April 2003 and the standards for electronic interchange went into effect in October 2003. Conforming to the requirements is a difficult and expensive task. The preliminary document from CMS outlining the regulations exceeds 250 pages.

         We have taken various steps to comply with HIPAA. Employees have been educated on the law's effects and a policy and procedure manual has been developed. We have appointed a privacy officer and a compliance officer whose duties include:

        o        Tracking regulatory changes

        o        Performing initial and ongoing privacy risk assessments

        o        Identifying all sources of Protected Health Information ("PHI")

        o        Conducting compliance monitoring activities

        o        Providing guidance for Product Management

        o        Managing education and training

        o        Managing and ensuring sanctions for failure to comply

        o Monitoring and reviewing all system-related information security plans to ensure compliance

         We have also updated our process for customers to sign onto the Web site by assigning individual passwords to each authorized user at customer sites.

         It is difficult to assess the costs related to HIPAA compliance because these are sweeping changes for which we have no historical experience. Overall, costs of implementation and risk management may be significant as policy and process development is based on extensive assessment, staff training, IT solution purchases and ongoing compliance evaluation. There will be continuing costs to ensure compliance with the law over time.

Employees


         At June 30, 2004, we had 44 full time employees, including: 5 in sales; 5 in product management, education and implementation; 25 in operations and customer service; 4 in software development; and 5 in administrative and finance positions. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.


Property


         We currently rent approximately 13,617 square feet of executive office space located at 405 Reo Street, Suite 300, Tampa, Florida 33609. We rent this space for approximately $20,000 per month. Monthly rent increases to $20,706 per month on October 1, 2004. The lease term is through January 31, 2009. This space is adequate to maintain and expand our business operations.

         We also have a one year agreement with Qwest CyberCenter for our collocation of our data servers. Cost is approximately $7,000 per month. The current services agreement with Qwest extends from July 1, 2004 until June 30, 2005 and is automatically renewable for additional one year terms.

Legal Proceedings

         There are currently no material legal proceedings, nor pending legal proceedings involving our company.


                                   MANAGEMENT

Officers and Directors

         Article V of our articles of incorporation permits our board of directors to fix the number of directors at not less than one nor more than nine. Directors serve until our next annual meeting of shareholders and until his successor is duly elected and qualified. Vacancies on the Board due to resignation or removal may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         Name                       Age              Position

         B. M. Milvain               67              President and Director

         Steven Katz                 56              Director

         Batsheva Schreiber          57              Director

         Susan Baxter Gibson         47              Principal Financial Officer

Business Experience

         B. M. Milvain is our Chief Executive Officer and President. Mr. Milvain has been a senior officer of HQS, PAL and its predecessor company, Provider Solutions Corp. since 1993. From August 1988 until November 1992 Mr. Milvain was Chief Operating Officer of LPA, Inc., a subsidiary of NYNEX Corporation, and a supplier of on-line transaction processing software for electronic payment services. From March 1988 until September 1997, Mr. Milvain was also a consultant to the Chairman of the Board of BancTec, Inc., a global provider of solutions for automation capture, processing and archiving of paper and electronic forms. From 1985 to 1988 he was Vice President of Marketing at Systeme Corporation, an innovator and developer of wide area network and PC technology for branch automation products for retail banking applications. From 1982 to 1984 Mr. Milvain was President of George K. Baum Leasing, Inc. From 1972 to 1982 he was co-founder of Unimark, Inc., a computer leasing and used computer dealer. Prior positions were with Marsh & McLennan Companies (1969 to 1972), Waddell & Reed (1966 to 1969) and IBM (1960 to 1966). Mr. Milvain graduated with a Bachelors of Business Administration degree from the University of Oklahoma in 1960.

         Steven Katz is President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. From January 2000 to October 2001, Mr. Katz was also President and Chief Operating Officer of Senesco Technologies, Inc., an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Boards of Directors of Biophan Technologies, Inc. and USA Technologies, Inc. and several private companies.

         Batsheva Schreiber is President and CEO of CareManagers Inc., a health care advocacy and consulting company focusing on supporting individuals and their families in all aspects of services during changes in health status. Ms. Schreiber has been President and CEO of CareManagers Inc. since 1998. From 1996 to 1997, Ms. Schreiber was Director of Operations at Master Care, a case management company that focused on efficiency and quality care in the workers compensation and group health areas. From 1994 to 1996 Ms. Schreiber was a co-founder and principal of Revival Home Health Care, a certified home care company serving the Metropolitan New York City area. Other home care experience includes senior positions at Olsten KQC (1992 to 1994) and Nursefinders (1988 to 1992). From 1970 to 1988, Ms. Schreiber established and developed various medical programs and services at Ohel Children's Home & Family Services in New York City. Prior experience includes medical/surgical nursing and in-patient psychiatry (1966 to 1970) at Maimonides Medical Center in New York. Ms. Schreiber is a Registered Nurse in New York and New Jersey and has her BSN from the University of the State of New York. She is active in various community programs and is a member of several company Boards of Directors.

         Susan Baxter Gibson is our Vice President and Chief Financial Officer. She served as a Branch Manager of Advanced Home Care, a home health, infusion and durable medical provider, from January 2001 through September 2003. From February 1999 to January 2001, she was a financial consultant with Dixon Odom P.L.C. from February 1998 to January 1999; Ms. Gibson was Chief Financial Officer of Baptist Hospital Home Care, a subsidiary of the Wake Forest University Medical Center. While she was there she also served as Interim Agency Director. From June 1992 to February 1998 Mrs. Gibson was the Chief Financial Officer/Vice President Finance at the Visiting Nurse Association of the Treasure Coast. Susan's experience includes budgeting, creating internal policies and procedures, home health care financial and operational management and strategic planning. Prior to serving at the Visiting Nurse Association of the Treasure Coast, she was with Greenwich International and Edwards & Curtis, certified public accountants. Mrs. Gibson holds a Bachelor of Business Administration in Accounting (1992) and a Masters of Business Administration degree from the University of Central Florida (1997). She is a CPA (North Carolina).

Committees of the board of directors

         Audit Committee

         The Audit Committee, which currently consists of Steven Katz and Batsheva Schreiber, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. Mr. Katz is considered by us to be a "financial expert." The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Company's board of directors has adopted a written Charter of the Audit Committee. Ms. Schreiber, a member of the Audit Committee, is deemed independent, as defined in the National Association of Securities Dealers' listing standards. The Audit Committee met on four occasions during the year ended December 31, 2003.

         Compensation Committee

         We do not have a formal compensation committee. The board of directors, acting as a compensation committee, periodically meets to discuss and deliberate on issues surrounding the terms and conditions of executive officer compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses.

         Nominating Committee

         We do not have a formal nominating committee. The board of directors, acting as a nominating committee, recommends candidates who will be nominated as management's slate of directors at each annual meeting of shareholders.

         In May 2004, the Board adopted a general policy setting forth qualifications of directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. A candidate for director should meet the following criteria:

        o Must, above all, be of proven integrity with a record of substantial achievement.

        o Must have demonstrated ability and sound judgment that usually will be based on broad experience.

        o Must be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings and the annual shareholders' meeting.

        o Must possess a judicious and somewhat critical temperament that will enable objective appraisal of management's plans and programs.

        o Must be committed to our company building sound, long-term growth.

         Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the board of directors and the needs of the Board and our company at the time of the election. The board of directors will also consider candidates for directors nominated by shareholders.

Executive Compensation

Summary Compensation Table

         The following table shows, for the year ended December 31, 2002 and December 31, 2003, the cash and other compensation paid to our President, Chief Executive Officer and each other executive officer whose annual compensation was $100,000 or more.


                                                                                         Long Term
                                                    Annual Compensation                 Compensation
                                            ------------------------------------        -------------
                                                                        Other             Securities               All Other
                                            Salary       Bonus          Annual            Options                Compensation
Name and Principal Position        Year      (US$)       (US$)          (US$)              (US$)                     ($US)
---------------------------        ----      -----       ------         -----             ----------             -------------
B. M. Milvain, President and       2003     150,000        0              0                 0                          0
Acting Chief Executive             2002     150,000
Officer(1)

J. Rockwell Smith, President       2002        0           0              0                 0                          0
and Acting Chief Executive
Officer(2)

Dale F. Miller, President and      2002        0           0              0                 0                          0
Chief Executive Officer(3)

(1)  Appointed to serve as president effective October 24, 2002.
(2)  Served from July 1, 2002 until October 24, 2002.
(3)  Resigned effective July 1, 2002.

Option/SAR Grants Table


         We have not granted any options to purchase shares of common stock from our inception through December 31, 2003. Effective July 6, 2004, we issued an aggregate of 485,000 incentive stock options under the Plan to 44 employees of our company. In addition, we issued non-qualified stock options to purchase 150,000 shares of our common stock under the Plan to B.M. Milvain. We issued an additional 67,000 options to 14 employees on August 3, 2004. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the Plan. In addition, effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement pursuant to the Plan. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.


Aggregated Option Exercises and Fiscal Year-End Option Value Table

         We did not grant any options to purchase shares of common stock from our inception through December 31, 2003.

2003 Management and Director Equity Incentive and Compensation Plan

         In May 2003 we adopted the 2003 Management and Director Equity Incentive and Compensation Plan. The purpose of the Plan is to advance our interests and those of our shareholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

         We initially reserved an aggregate of 3,300,000 shares of common stock for issuance under the Plan, but subsequently reduced the number of shares to 1,000,000. Our board of directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

         Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives ("performance shares") and shares subject to a vesting schedule based on the recipient's continued employment ("restricted shares"). Plan options may either be options qualifying as incentive stock options under Section 422 of the IRS Code, or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than ninety percent (90%) of the fair market value of the underlying shares on the date of such grant.

         The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

        o         cash, or
        o delivery of unrestricted shares of our common stock having a fair market value on the date of delivery equal to the exercise price, or
        o surrender of shares of our common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or
        o         a combination of the foregoing methods.

         All Plan options are non-assignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the board of directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder's spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee's employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our board of directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee's death. If the optionee's employment, membership on the board of directors or engagement as a consultant terminates by reason of the optionee's retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the IRS Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         At the time of the restricted share grant, the board of directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

         At the time of the award of performance shares, the board of directors shall establish a range of performance goals to be achieved during the performance period, including, without limitation, earnings, return on capital, or any performance goal approved by our shareholders in accordance with Section 162(m) of the IRS Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for difference performance periods and need not be the same for each participant receiving an award during a performance period.

         If the participant's employment by us, membership on our board of directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant's death, retirement or disability, the board of directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant's employment, board membership or consulting engagement continued to the end of the performance period. If the participant's employment, board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

         Notwithstanding the foregoing, but subject to any shareholder approval or other requirements of Section 162(m) of the IRS Code, the board of directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

      o the fair market value of the number of shares subject to the performance shares agreement on the date of award, or
      o part or all of any increase in the fair market value since such date, or
      o part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or
      o any other amounts which in the board's sole discretion are reasonably related to the achievement of the applicable performance goals, or
      o  any combination of the foregoing.

         The purchase price for restricted shares or performance shares granted under the Plan shall be set by the board of directors but may not be less than par value. Payment of the purchase price for the restricted or performance shares may be made in either,

      o  cash, or

      o by delivery of unrestricted shares of our common stock having a fair market value on the date of such delivery equal to the total purchase price, or

      o  a combination of either of these methods.

         The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a shareholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

         We have an option to purchase any shares of our common stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our board of directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total shareholder's equity divided by the total outstanding shares of our common stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we must close the transaction within 20 days from the termination date. At closing, we are entitled to delivery a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

         We also have a right of first refusal to meet the offer if the holder of any shares of our common stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

         The board of directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

        o increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), or

        o affects outstanding Plan options or any exercise right thereunder, or

        o         extends the term of any Plan option beyond 10 years, or

        o         extends the termination date of the Plan.

         Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate on May 3, 2013.

Recent Issuances Under the Plan

         Effective July 6, 2004, we issued an aggregate of 485,000 incentive stock options under the Plan to 44 employees of our company. In addition, we issued non-qualified stock options to purchase 150,000 shares of our common stock under the Plan to B.M. Milvain, our Chief Executive Officer. We issued an additional 67,000 options to 14 employees on August 3, 2004. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the Plan. In addition, effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement pursuant to the Plan. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.

Director Compensation

         All directors, other than our officers, receive an annual fee of $5,000. We do not pay fees to directors for their attendance at meetings that are not executive officers of the board of directors or of committees; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

Employment and Consulting Agreements


         We have no employment contracts with any of our officers or directors and maintain no retirement, fringe benefit or similar plans for the benefit of our officers or directors. We may, however, enter into employment contracts with our officers and key employees, adopt various benefit plans and begin paying compensation to our officers and directors as we deem appropriate to attract and retain the services of such persons. During the fiscal year ended December 31, 2003, there were no outstanding stock options. Also during such fiscal year, no long-term incentive plans or pension plans were in effect with respect to any of our officers, directors or employees.


Limitation of Liability

             Pursuant to the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law.


                           RELATED PARTY TRANSACTIONS


         On October 22, 2002 we consummated an agreement and plan of merger with PAL. Pursuant to the merger agreement, PAL was merged into our wholly-owned subsidiary, HQS, which survived as our wholly owned subsidiary. At the closing of the merger on October 24, 2002, the issued and outstanding units of PAL were surrendered in exchange for an aggregate of 1,071,429 shares of our common stock and the separate corporate existence of PAL terminated. Stanford, the majority interest holder of PAL, received 957,921 of the shares of common stock issued pursuant to the merger agreement. On the closing date of the merger agreement, the existing directors and officers of our company resigned and new officers and directors were designated in accordance with the merger agreement.

         Pursuant to a securities purchase agreement dated October 22, 2002, Stanford made an aggregate cash investment of $2,200,000 in our company, in several tranches. For its aggregate investment, Stanford received 1,880,342 shares of Series A preferred stock (subject to anti-dilution provisions), convertible into 940,171 shares of our common stock (after giving effect to our recent reverse split) and warrants exercisable to purchase an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split). Each share of Series A preferred stock had ten votes, voting together with our common stock on all matters submitted for a vote. Each warrant had an initial exercise price of $2.34 per share (after giving effect to our recent reverse split). The warrants were immediately exercisable and expire five years after their initial dates of issuance. Stanford assigned its rights to an aggregate of half of the warrants to several of its employees.

         Pursuant to a securities purchase agreement dated April 30, 2003, Stanford made an aggregate investment of $2,000,000 in our company, in several tranches. The investment was in the form of Series B $0.80 convertible preferred stock of our company, convertible into 6,250,000 shares of our common stock (after giving effect to our recent reverse split). The shares of Series B preferred stock were issued and sold in various tranches on eight monthly closing dates, commencing on May 19, 2003.

         As additional consideration under the April 30, 2003 securities purchase agreement, we agreed to reprice the exercise price of the 940,171 warrants issued to Stanford and its assignees pursuant to the securities purchase agreement dated October 15, 2002. Pursuant to an Instrument of Warrant Repricing, the exercise price of each share of common stock underlying the warrants was reduced to $0.001 per share. The warrants were exercised on May 12, 2003 and the warrant holders received an aggregate of 940,171 shares of common stock (after giving effect to our recent reverse split).

         On July 6, 2004, Stanford exercised its right to convert all of the outstanding Series A preferred stock and Series B preferred stock into shares of common stock.

         Our shares of common stock issued pursuant to our merger, on the exercise of the warrants and issuable upon conversion of our series A and series B preferred stock as described above have been adjusted to reflect our recently completed 2-for-1 reverse stock split.

         We granted to Stanford and its affiliates certain registration rights under certain registration rights agreements (as amended) with respect to the Series A and Series B preferred stock and shares of common stock underlying the warrants described above and the shares of common stock it owns. No later than December 31, 2004, we were required to file an SB-2 Registration Statement under the Securities Act covering all of the shares of common stock underlying the Series A and Series B preferred stock and warrants. Stanford has waived its registration rights. The filing of the registration statement of which this prospectus is a part satisfies this requirement. Stanford also has "piggy back" registration rights on the shares of common stock underlying the series A and series B preferred stock.


         On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty that has been executed in favor of Stanford. The availability of funds from which HQS may borrow shall not exceed the following amounts on the following dates, (excluding the additional $400,000 advanced on June 30, 2004 to satisfy a $400,000 assumed liability owed to the Internal Revenue Service by our predecessor):


                  July 6, 2004                        $300,000
                  July 31, 2004                       $550,000
                  August 15, 2004                     $850,000
                  October 15, 2004                  $1,050,000
                  November 15, 2004                 $1,200,000

         The final draw under the facility of $150,000 on November 15, 2004, is subject to our achieving adjusted consolidated EBITDA of $50,000 for the three months ended September 30, 2004. We expect to have sufficient funds to continue operations whether or not we satisfy this condition and receive this final draw under the loan agreement, but our plans to utilize these funds to enhance our opportunities for growth would be impaired if we do not either satisfy the condition or obtain a waiver of this condition from Stanford.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford has assigned 360,000 warrants to four of its employees pursuant to a warrant assignment agreement. We are obligated to register the shares of common stock underlying the warrants pursuant to a registration rights agreement. The warrants issued to the employees were exercised on August 12, 2004 and are included in this prospectus.

         Provider Solutions Corp., one of our predecessor companies, engaged Steven Katz, currently one of our directors, for management advisory services on an arms-length basis. This arrangement was confirmed from September 2002 to March 31, 2003 by HQS, our wholly-owned subsidiary. Mr. Katz was paid a fee of $10,000 per month, plus expenses during the period that he provided these services.

         We have adopted a policy whereby all transactions between us and one or more of our affiliates must be approved in advance by a majority of our disinterested directors.

                             PRINCIPAL SHAREHOLDERS


         As of September 1, 2004, there were 10,686,750 shares of our common stock issued and outstanding. The following table sets forth, as of the close of business on September 1, 2004, (1) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, the address for each person is 405 Reo Street, Suite 300, Tampa, Florida 33609.

                                    Shares                  Percent of
Name                           Beneficially Owned        Shares Outstanding
------------------------       ------------------        ------------------
Stanford Venture Capital
 Holdings, Inc. (1)               8,978,147(2)                 84.0%
B. M. Milvain (3)                   213,882                     2.0%
Steven Katz                               0                       0%
Batsheva Schreiber                        0                       0%
Susan Baxter Gibson                       0                       0%

All executive officers and
directors as a group
(4 persons)                         213,882                     2.0%

------------
(1) Beneficial shareholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.
(2) Includes 360,000 shares of common stock underlying warrants exercisable at $0.001 per share.
(3) Includes 150,000 shares of common stock subject to a restricted stock agreement.
*  Less than 1%

                            DESCRIPTION OF SECURITIES


         As of September 1, 2004, we had authorized 150,000,000 shares of par value $0.001 common stock, with 10,686,750 shares issued and outstanding. Additionally, we have authorized 15,000,000 shares of preferred stock, with no shares issued and outstanding.


Common stock

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this Prospectus we have no outstanding shares of preferred stock.

Warrants


         As of the date of this prospectus, we had outstanding warrants to purchase 360,000 shares of our common stock exercisable at $0.001 per share. The warrants are exercisable on or before June 30, 2009.


Transfer Agent

         The Transfer Agent for our shares of common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. The telephone number for Florida Atlantic Stock Transfer is (954) 726-4954.

                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain warrants held by various parties listed below. We will not receive any proceeds from the sale of our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.


         We have included 390,359 shares of our common stock held by Deluxe Investment Company. Voting power for Deluxe Investment Company is held by Ian Markofsky. Deluxe Investment Company purchased 237,999 of these shares on October 22, 2002 from our company for a purchase price of $474.80. Deluxe Investment Company purchased the other shares that it holds from other shareholders in private transactions. 250,000 shares are currently held in escrow. If, on or before October 22, 2004, we do not: (1) complete a sale of our securities to persons other than Stanford or its affiliates for minimum net proceeds of $3,000,000, nor (2) complete through substantial efforts of Deluxe Investment Company an acquisition of an operating entity with revenues during the immediately preceding fiscal year of at least $4,000,000, then the shares will be returned to our company and canceled. We agreed to register the shares of common stock held by Deluxe Investment Company pursuant to an amended Registration Rights Agreement originally dated October 22, 2002 by and among our company, Stanford, certain employees of Stanford and Deluxe Investment Company. Under the amended Registration Rights Agreement, we were required to file a registration statement to register these shares on or before December 31, 2004.

         Effective August 5, 2004, we issued 225,000 shares of our common stock to American Capital Ventures, Inc. in consideration for investor relations services. Voting power for American Capital Ventures, Inc. is held by Howard Gostfrand. Under an amended and restated investor relations agreement with American Capital Ventures, Inc. dated August 5, 2004, American Capital Ventures is required to provide us with investor relations services for a period of 18 months in consideration of 225,000 shares of our common stock. Under the agreement we agreed to include these shares in this prospectus. We have also agreed to pay American Capital Ventures a monthly fee of $12,000 during the term of the agreement. The agreement will automatically renew for successive one-year terms unless terminated by either party.

         Messrs. Bogar, Fusselmann, Pi and Stein, included in the table below, are employees of Stanford and received their securities from assignments from Stanford. On October 16, 2002, each employee was assigned warrants to purchase 117,522 shares of our common stock. These warrants were originally issued to Stanford pursuant to a Securities Purchase Agreement dated as of October 16, 2002. The warrants were exercisable at a price of $.001 per share pursuant to an instrument of Warrant Repricing Agreement dated April 30, 2003. Each employee exercised these warrants on May 12, 2003. In addition, the employees each received warrants to purchase 90,000 shares of our common stock pursuant to a Warrant Assignment Agreement dated July 6, 2004 by and between the employees and Stanford. Stanford received these warrants pursuant to a loan and security agreement dated July 6, 2004 by and between Stanford and HQS. The warrants were assigned to the employees and exercised on August 12, 2004. The exercise price was $.001 per share. All of the underlying shares of common stock held by the employees contain registration rights pursuant to the amended Registration Rights Agreement dated as of October 22, 2002 by and among our company, Stanford, the employees and Deluxe Investment Company which required us to file a registration statement covering the shares on or before December 31, 2004. The remaining shares of common stock held by the employees are registrable under a Registration Rights Agreement dated July 6, 2004 which also required us to file a registration statement covering the shares on or before December 31, 2004.

         Pursuant to the registration rights provided to Deluxe Investment Company and the employees of Stanford, in the event that we did not file this registration statement on or before December 31, 2004, the warrant holders would have been entitled to warrants to purchase one share of common stock for each ten warrants held by such warrant holder per month until our registration statement was filed. This registration statement satisfies our obligations to Deluxe Investment Company and the employees of Stanford.

         Finally, we have also included 275,360 shares held by Adrien Ellul. Mr. Ellul purchased the shares he holds from other shareholders in private transactions. We have no obligation to register these shares.


         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name.


         The table below sets forth information as of the date of this prospectus. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.


                                             Common Shares                  Common Shares                Common Shares
                                        Owned Prior to Offering        Offered in the Offering     Owned After the Offering
Name of Shareholder                     Number       Percentage               Number              Number     Percentage
----------------------------------     -------       ----------              -------              ------     -----------
American Capital Ventures, Inc.(1)     225,000          2.5%                 225,000               -0-              -
Deluxe Investment Company(2)           390,359          3.7%                 390,359               -0-              -
Adrien Ellul(3)                        275,360          2.6%                 275,360               -0-              -
Daniel Bogar(4)                        207,522          1.9%                 207,522               -0-              -
William Fusselmann(4)                  207,522          1.9%                 207,522               -0-              -
Osvaldo Pi(4)                          207,522          1.9%                 207,522               -0-              -
Ronald Stein(4)                        207,522          1.9%                 207,522               -0-              -

         TOTAL                                                             1,720,807

------------------------
(1) Beneficial shareholder is Howard Gostfrand. Business address is Suite 512, 2875 NE 191st Street, Aventura, Florida 33180.
(2) Beneficial shareholder is Ian Markofsky. Business address is 2700 Cypress Creek Road, Suite 103-C, Fort Lauderdale, Florida 33309.
(3)      Address is 19/F Flat A, Million City, 28 Elgin Street, Central, Hong
         Kong.
(4) Business address is 201 South Biscayne Blvd., Suite 1200, Miami, Florida 33131.


                              PLAN OF DISTRIBUTION

         The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.


         We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Securities Exchange Act of 1934. During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE


         As of the date of this prospectus, we have 10,686,750 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.


         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2002 and for the period from June 28, 2002 (inception) through December 31, 2002, are included herein in reliance on the reports of Rogoff & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. Our consolidated financial statements as of December 31, 2003, for the year in the period ended December 31, 2003, are included herein in reliance on the reports of Sherb & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

                 HEALTH SYSTEMS SOLUTIONS, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors Report..........................................F-1 - F-2

Balance Sheet...........................................................F-3

Statement of Operations.................................................F-4

Statement of Changes in Stockholders' equity............................F-5

Statement of Cash flows.................................................F-6

Notes to the Financial Statements....................................F-7 - F-14

Unaudited Financial Statements for the Six Months
Ended June 30, 2004

Balance Sheet...........................................................F-15

Statement of Operations.................................................F-16

Statement of Cash Flows.................................................F-17

Notes to the Financial Statements...................................F-18 - F-20

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Health Systems Solutions, Inc.


We have audited the accompanying consolidated balance sheet of Health Systems Solutions, Inc. and Subsidiary (Successor to Provider Acquisition LLC), as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Systems Solutions, Inc. and Subsidiary, as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Accompanying consolidated financial statements have been prepared assuming that Health Systems Solutions, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the company has an accumulated deficit of approximately $11,100,000 at December 31, 2003 and a net loss for the year ended December 31,2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ Sherb & Co., LLP
                                                   Sherb & Co., LLP.
                                                   Certified Public Accountants

New York, New York
March 16, 2004, except
for Note 13, as which the
date is September 13, 2004

                          Independent Auditors' Report
                          ----------------------------


To the Stockholders' and the Board of Directors of Health Systems Solutions, Inc.


We have audited the accompanying consolidated statement of operations, stockholders' deficit and cash flows for the period from September 17, 2002 (date of inception) through December 31, 2002 of Health System Solutions, Inc. and Subsidiary (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Health Systems Solutions, Inc. and Subsidiary referred to above present fairly, in all material respects, at December 31, 2002, the results of their consolidated operations and their cash flows for the period from September 17, 2002 (date of inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred both an accumulated deficit and a net loss for the period from September 17, 2002 (date of inception) through December 31, 2002 of approximately $8,400,000 and had negative working capital at December 31, 2002 of approximately $527,000. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Rogoff & Company, PC

New York, New York
February 28, 2003, except for
the last sentence in the first
paragraph of Note 8, as to which
the date is March 13, 2003

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                     (SUCCESSOR TO PROVIDER ACQUISITION LLC)

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003


                                     ASSETS

Current  assets:
 Cash                                                           $    171,728
 Accounts receivable, net of allowance for
  doubtful accounts of $5,000                                        448,038
 Prepaids and other current assets                                    72,522
                                                                  ----------
      Total current assets                                           692,288


Property and equipment, net of accumulated
 depreciation and amortization of $101,970                           348,739

Software development costs, net of accumulated
 depreciation and amortization of $563,193                           964,989

Security deposits                                                     22,984
                                                                  ----------
                                                                $  2,029,000
                                                                  ==========



                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current  liabilities:
 Current portion of capital lease obligation                    $     12,025
 Accounts payable                                                     29,305
 Accrued expenses                                                    590,612
 Deferred revenue                                                    120,820
 Customer deposits                                                     2,638
                                                                    ---------
      Total current liabilities                                      755,400

Capital lease obligation, net of current portion                      37,163
                                                                    ---------
                                                                     792,563
                                                                    ---------

Stockholders' Equity:
 Preferred Stock; 15,000,000 authorized;

  Series A $1.17 Convertible; 1,880,341 shares
  authorized issued and outstanding                                2,200,000

 Series B $.80 Convertible; 2,500,000 shares
  authorized issued and outstanding                                2,000,000
 Common Stock; $.001 par value; 150,000,000
  shares authorized; 2,761,600 shares issued
  and outstanding                                                      2,762
 Additional paid-in capital                                        8,193,898

 Accumulated deficit                                             (11,160,223)

                                                                  ----------
      Total Stockholders' Equity                                   1,236,437
                                                                   ---------
                                                                $  2,029,000
                                                                   =========


        See accompanying notes to the consolidated financial statements.

                       HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                          (SUCCESSOR TO PROVIDER ACQUISITION LLC)

                           CONSOLIDATED STATEMENT OF OPERATIONS


                                                               For the Period

                                                             September 17, 2002

                                        For the Year           (Inception)
                                     Ended December 31,     through December 31,
                                           2003                   2002
                                     -----------------      --------------------
Net sales                              $ 2,069,758             $   320,302

Cost of sales                            1,264,107                 270,974
                                        ----------              -----------
    Gross profit                           805,651                  49,328
                                        ----------              -----------


Operating expenses
 Selling and marketing                   1,308,610                 267,748
 Research and development                  883,519                 157,516

 General and administrative              1,180,748               1,051,745
 Depreciation and amortization              91,114                  16,766

 Interest                                    6,609                   3,764
                                        ----------              -----------

    Total operating expenses             3,470,600               1,497,539
                                        ----------              -----------

Net loss before non operating expenses  (2,664,949)             (1,448,211)
                                        ----------              -----------

Non-operating expenses
 Impairment of goodwill                       -                  6,954,927
                                        ----------              -----------
    Total non-operating expenses              -                  6,954,927
                                        ----------              -----------

Net loss                                (2,664,949)             (8,403,138)

  Deemed preferred stock dividend           92,137                    -
                                        ----------              -----------
Net loss applicable to common
 stockholders                          $(2,757,086)            $(8,403,138)
                                        ==========              ===========

Basic and Diluted net loss per share   $     (1.14)            $     (4.61)
                                        ==========              ===========

Basic and Diluted weighted average
 shares outstanding                      2,424,169               1,821,429
                                        ==========              ===========

        See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                     (SUCCESSOR TO PROVIDER ACQUISITION LLC)

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE PERIOD SEPTEMBER 17, 2002 (Inception)

                            THROUGH DECEMBER 31, 2003




                                   Preferred Stock       Common Stock                                                  Total
                                  -----------------   --------------------      Additional        Accumulated       Stockholders'
                                  Shares    Amount      Shares     Amount    Paid-in Capital        Deficit            Equity
                                  -------   -------   ---------    --------  ----------------     ------------      --------------

Balance, September 17, 2002         -     $     -         512,601    $   513    $     3,577       $      -            $     4,090

Issuance of Common Stock for

 acquisition of PAL                 -           -       1,308,828      1,309      8,097,244               -              8,098,553
 (includes $7,357,322 of debt
 converted into equity)


Issuance of Series A
 Convertible Preferred Stock   1,025,640   1,200,000         -          -              -                  -              1,200,000

Net Loss                            -           -            -          -              -            (8,403,138)         (8,403,138)
                               ---------   ---------    ---------     ------     ----------         ----------          ----------
Balance, December 31, 2002     1,025,640   1,200,000    1,821,429      1,822      8,100,821         (8,403,138)            899,505

Issuance of Series A
 Convertible Preferred Stock     854,701   1,000,000         -          -              -                  -              1,000,000


Warrants issued in connection
 with Preferred Stock               -           -            -          -            92,137            (92,137)               -


Issuance of Series B
 Convertible Preferred Stock   2,500,000   2,000,000         -          -              -                  -              2,000,000

Issuance of Common Stock by
 the exercising of warrants         -           -         940,171        940            940               -                  1,880

Net Loss                            -           -            -          -              -            (2,664,949)         (2,664,949)
                               ---------   ---------    ---------     ------     ----------         ----------          ----------

Balance December 31, 2003      4,380,341  $4,200,000    2,761,600    $ 2,762    $ 8,193,898       $(11,160,224)       $  1,236,437
                               =========   =========    =========     ======     ==========        ============        ==========


        See accompanying notes to the consolidated financial statements.

                HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY

                   (SUCCESSOR TO PROVIDER ACQUISITION LLC)

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                  YEARS ENDED ENDED DECEMBER 31, 2003 and 2002

                                                               For the Period

                                                             September 17, 2002

                                        For the Year           (Inception)
                                     Ended December 31,     through December 31,
                                           2003                   2002
                                     -----------------      --------------------
Cash flows from operating
 activities:

 Net loss                            $  (2,664,949)          $   (8,403,138)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:

 Depreciation and amortization of
  property and equipment                    89,469                   16,766
 Amortization of software d
  evelopment costs                         486,964                  151,693

 Impairment of Goodwill                       -                   6,954,927
Changes in operating assets and
 liabilities:
 Accounts receivable                      (334,834)                  41,237
 Notes receivable                           54,400                   25,600
 Royalties and referral fees
  receivable                               (11,300)                    -
 Prepaid expenses                          (29,464)                 (13,656)
 Security deposits                          (7,330)                    -
 Accounts payable                         (157,228)                  99,810
 Accrued expenses                          159,416                  (41,443)
 Deferrred revenue                        (224,849)                 (92,462)
 Customer deposits                           1,149                    1,490
                                      ------------            -------------
 Net cash used in operating
 activities                             (2,638,556)              (1,259,176)
                                      ------------            -------------
Cash flow from investing activities:

 Purchase of property and equipment       (288,112)                 (33,921)
 Increase in software development
  costs                                   (142,074)                (136,572)

 Purchase of business                         -                    (261,515)
                                      ------------            -------------
Net cash used in investing activities     (430,186)                (432,008)
                                      ------------            -------------
Cash flow from financing activities:
 Repayment of capital lease
  obligation                               (10,671)                  (4,876)
 Proceeds from the issuance of
  Series A Preferred Stock               1,000,000                1,200,000
 Proceeds from the issuance of
  Series B Preferred Stock               2,000,000                     -
 Proceeds from the issuance of equity        1,880                  745,321
                                      ------------            -------------
Net cash provided by financing
 activities                              2,991,209                1,940,445
                                      ------------            -------------
Increase (decrease) in cash                (77,533)                 249,261

Cash, beginning of period                  249,261                     -
                                      ------------            -------------
Cash, end of period                  $     171,728           $      249,261
                                      ============            =============
Cash paid during the year for
 interest expense                    $       6,609           $        3,764
                                      ============            =============
Supplemental disclosures of noncash
 investing and financing activities:
 Conversion of debt to equity
 (Included in Additional Paid-In
  Capital of PAL on acquisition)     $        -              $    7,357,322
                                      ============            =============
 Purchase of property and equipment
  through capital lease              $        -              $      (64,735)
                                      ============            =============
 Business Acquired
  Fair value of assets acquired      $        -              $    8,616,330
  Consideration paid                          -                    (261,515)
                                      ------------            -------------
  Liabilities assumed in connection
   with the acquisition              $        -              $    8,354,815
                                      ============            =============

        See accompanying notes to the consolidated financial statements.

                  Health Systems Solutions, Inc. and Subsidiary

                     (Successor to Provider Acquisition LLC)

                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002

1.  Description of Business, Acquisitions and Consolidation


Health Systems Solutions, Inc. ("HSS") through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") provides assistance to the home healthcare industry in managing their businesses throughout the United States of America, utilizing internally developed software. The software produces information to support clinical, financial and administrative decisions made by management in operating and administrating their organization. The Company operates in one line of business.


On September 17, 2002 Provider Acquisition, LLC ("PAL"), which was formed in the State of Florida on June 28, 2002, acquired certain assets of Provider Solutions Corp. ("PSC") for $250,000 in cash, subject to certain liabilities. The principal reason for the acquisition was to purchase the technology that the Company currently employs in its business. Total consideration paid has been allocated as follows:


         Current Assets                                  $          357,820
         Goodwill                                                 6,838,135
         Software Development Costs                               1,325,000
         Fixed Assets                                                68,206
         Other Assets                                                15,654
         Accounts Payable and Accrued Expenses                     (557,362)
         Deferred Revenue                                          (438,131)
         Secured Debt                                            (7,357,322)
         Other Liabilities                                           (2,000)
                                                          ------------------

         Purchase price                                  $          250,000
                                                          ==================

This acquisition created $6,954,927 of purchased goodwill that includes other excess costs of approximately $116,800. As of September 17, 2002 PAL determined that this goodwill was impaired and subsequently wrote off the entire balance.

Silver Key Mining Company, Inc. ("Silver Key"), the predecessor to HSS, was originally incorporated in the State of Idaho on June 25, 1971. On September 17, 2002 Silver Key changed its domicile from Idaho to Nevada by filing Articles of Merger between Silver Key (Idaho) and Silver Key Mining Company, Inc. a Nevada corporation. The surviving entity Silver Key (Nevada) (the "Company"), which was incorporated in the State of Nevada on July 31, 2001, acquired 100% of the outstanding common stock of Silver Key (Idaho)

On October 11, 2002 the Board of Directors of the Company approved a five to one reverse stock split with a record date of October 21, 2002. After the reverse stock split the Company had 512,601 shares of common stock outstanding. All share and per share amounts have been adjusted to reflect the reverse stock split.

On October 15, 2002, the Company formed HQS, a Florida corporation, which was and remains wholly owned by the Company.

On October 22, 2002 PAL entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, HQS and certain principal stockholders of the Company, as defined in the Merger Agreement. HQS is a wholly owned subsidiary of HSS. Pursuant to the Merger Agreement PAL was merged with and into HQS and HQS survived as the Company's wholly owned subsidiary.

The merger became effective on October 24, 2002, (the "Effective Date") concurrent with the Articles of Merger being filed with the Secretary of State of Florida. As a result of the former members of PAL acquiring a controlling interest (58%) of the outstanding common stock of the Company the transaction was accounted for as a "reverse merger." Pursuant to the Merger Agreement the Company issued 1,071,429 shares of its common stock to the members of PAL. Upon completion of the acquisition, the Company issued an additional 237,399 shares of its common stock to certain identified parties who were instrumental in arranging the merger. These shares of common stock were considered part of the cost of the acquisition and have been recorded at par value with a corresponding reduction of additional paid in capital. The acquisition was accounted for using the purchase method of accounting.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


1.  Description of Business, Acquisitions and Consolidation - continued

Although Silver Key is the legal survivor in the merger and remains the registrant, until November 2002 (see below) with the Securities and Exchange Commission, under accounting principles generally accepted in the United States of America because the stockholders of PAL acquired more than 50% of the post transaction consolidated entity, PAL is considered to be the "acquirer" of Silver Key for financial reporting purposes. Accordingly, this requires Silver Key, among other things, to present in all future financial statements and other public filings after completion of the merger, prior historical financial information and other information of PAL and requires a retroactive restatement of PAL's historical stockholders' investment for the equivalent number of shares of common stock received in the merger.

On December 10 2002, the Company filed an articles of amendment to its articles of incorporation changing its name from Silver Key (Nevada) to Health Systems Solutions, Inc.

2.  Liquidity


The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit for the period from September 17, 2002 (date of inception) through December 31, 2003 of approximately $11,200,000. The Company incurred a net loss for the period from January 1, 2003 through December 31, 2003 of approximately $2,700,000 and had negative working capital at December 31, 2003 of approximately $100,000. These factors, among others, raise substantial doubt about its ability to continue as a going concern. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include
(1) obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.


3.  Summary of Significant Accounting Policies


Basis of presentation and consolidation: The accompanying consolidated financial statements which present the results of operations of HSS and its wholly owned subsidiary, HQS, for the period from January 1, 2003 through December 31, 2003 have been prepared using accounting principals generally accepted in the United States of America. All material intercompany transactions and accounts have been eliminated in consolidation.

Allowance for doubtful accounts: The Allowance for doubtful accounts is based on the Company's assessment of the collectibilty of customer accounts and the aging of the accounts receivable. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates.


Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and related software and five years for office equipment and furniture and fixtures. Amortization of leasehold improvements is computed using the shorter of the remaining lease terms or five years. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


3.       Summary of Significant Accounting Policies - continued

Software development costs: The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company capitalizes software development costs after establishing technological feasibility of the resulting product or enhancement and until the product is available for general release to customers. These costs are carried at the lower of unamortized cost or net realizable value. Net realizable value is determined based upon the estimates of future revenue to be derived from the use of the software product reduced by the costs of completion and disposing of the product. All software development costs are being amortized over the same life as purchased software, three years.


Goodwill and other intangibles: Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), as of January 1, 2002. SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company performed impairment tests on all goodwill and purchased intangible assets from the acquired assets and liabilities of Provider Solutions Corp. on September 17, 2002. Pursuant to these tests, all goodwill and purchased intangibles of $6,954,927 was written off as of September, 17 2002.


Impairment of long-lived assets: In accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset.

Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America.All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

Income taxes: The Company uses the liability method for income taxes as required by SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


Revenue recognition and deferred revenue: We recognize revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. Currently, we primarily employ a web-based application service provider model to deliver our services to our home healthcare customers. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. We price these services primarily on a transaction fee basis (calculated based upon the number of patient clinical assessments made by a customer during a period) and, to a lesser extent, on a subscription fee basis. We earn the revenues from subscriptions ratably over the period of the respective agreement, generally one year. We record cash payments received in advance or at beginning of a contract as deferred revenue. We recognize transaction fee based revenues in the period the transaction is processed. We recognize implementation fees in the month that the customer goes live and we recognize training revenue in the month that the training is performed. Typical sales terms would be 30 days from the date of invoice.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the period from January 1, 2003 through December 31, 2003 were $69,837, and for the period from September 17, 2002 (date of inception) to December 31, 2002 were $10,153, and are included in selling and marketing expense in the accompanying consolidated statement of operations.


Research and development costs: The Company expenses all research and development expenses not capitalized per FSAS 86 (See "Software development costs" on prior page), which consist of payroll and other related costs, as incurred

Computation of net income (loss) per share: The Company presents basic earnings
(loss) per share and, if appropriate, diluted earnings per share in accordance with SFAS 128, "Earnings Per Share ("SFAS 128"). Under SFAS 128 basic net income
(loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted-average number of common share equivalents during the period. Common stock equivalents arise from the issuance of Series A $1.17 Convertible Preferred Stock and Series B $.80 Convertible Preferred Stocks. Dilutive earnings per share is not shown as the effect is antidilutive.

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, customer deposits and deferred revenue approximate fair value as of December 31, 2003, due to the relatively short maturity of the instruments. The capital lease obligation approximates fair value based upon debt terms available to company's under similar terms. The Series A $1.17 Convertible Preferred Stock and Series B $.80 Convertible Preferred Stock are specialized instruments that makes it impractical to determine the fair value without incurring excessive cost.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements: In December 2003 the FASB issued FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, that improves financial statement disclosures for defined benefit plans. The project was initiated by the FASB earlier this year in response to concerns raised by investors and other users of financial statements about the need for greater transparency of pension information. The change replaces existing FASB disclosure requirements for pensions. In an effort to provide the public with better and more information, the standard requires that companies provide more detail about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. These disclosures will provide investors with greater visibility into plan assets and a clearer picture of cash requirements for benefit payments and contributions to fund pension and other postretirement benefit plans. We do not have a pension fund and therefore do not expect to be impacted by Statement No. 132 or be required to make additional disclosures.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 (SFAS 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The Company is in the process of assessing the effect of SFAS 149 and does not expect the adoption of this statement, which will be effective for contracts entered into or modified after June 30, 2003, to have a material effect on its financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 will become effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 did not have a material effect on the Company's financial position or results of operations.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002


4. Property and Equipment and Software Development Costs: Property and equipment and software development costs consist of the following:


                                                            December 31, 2003
---------------------------------------------------------- ---------------------
                                                            ($ In Thousands)

   Office equipment                                            $    213
   Purchased computer software                                       86
   Software Development Costs                                     1,528
   Furniture and Fixtures                                            30
   Leasehold Improvements                                           122
                                                                -------
                                                                  1,979

   Less accumulated depreciation and amortization                   665
                                                                -------
      Total                                                    $  1,314
                                                                =======


Amortization expense for software development costs for the periods from September 17, 2002 (date of inception) through December 31, 2002 and January 1, 2003 through December 31, 2003 for the Company was $151,693 and $486,964 respectively.


The unamortized balance of internally developed software was $964,989 at December 31, 2003 and the future amortization expense amounts are as follows:

                  Fiscal Year                                  Amount
                  ------------------------------------------------------
                  2004                                       $   509,394
                  2005                                           433,165
                  2006                                            22,430
                                                              ----------

                  Total future amortization expense          $   964,989
                                                              ==========



During the period ended December 31, 2002 the Company entered into a capital lease for $64,735 to acquire office equipment. For the period from September 17, 2002 (date of inception) through December 31, 2002 and January 1, 2003 through December 31, 2003 the Company recorded depreciation of $6,474 and $12,947 respectively.


5.  Accrued Expenses

Accrued expenses include a liability to the Internal Revenue Service from a prior business acquisition amounting to $400,000 at December 31, 2003. The Company is currently negotiating the final settlement and payment terms with the Internal Revenue Service and the outcome of these negotiations cannot be determined at this time.

6.  Income Taxes


For the period from September 17, 2002 (date of inception) through December 31, 2003 the Company incurred a net operating loss for income tax reporting of approximately $3,871,000. The net operating loss expires in the year 2023. The Company recorded a 100% valuation allowance on its deferred tax asset since it is more likely than not that their benefit will not be realized in the future.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002

The significant components of the Company's deferred tax asset as of December 31, 2003 are as follows:

   Operating loss carryforward                             $1,471,000
   Goodwill written off for financial purposes              2,437,000
   Valuation allowance                                     (3,908,000)
                                                           -----------

   Total deferred tax asset                                $     -
                                                            ===========


Reconciliation between the statutory Federal income tax rate (35%) and the effective income tax rates based on continuing operations is as follows:


                                                                For the period
                                                              September 17, 2002
                                                                 (Inception)
                                              Year ended       through December
                                            December 31, 2003      31, 2002
                                            -----------------  ----------------
Statutory Federal income tax (benefit)         $ (933,000)     $(2,941,000)
State tax (benefit), net of federal effect       (133,000)        (420,000)
Permanent differences                                -           2,782,000
Other                                                -             118,000
Increase in valuation allowance                 1,066,000          461,000
                                                ---------       ----------
                                               $     -         $      -
                                                =========       ==========

7.  Capital Lease Obligation

The Company has entered into a capital lease for certain office equipment. Obligations under the capital lease have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 12%.

Future minimum payments under capital lease obligation are as follows at December 31, 2003:

   Fiscal Year                                           Amount
   ---------------------------------------------------------------
   2004                                              $   17,280
   2005                                                  17,280
   2006                                                  17,280
   2007                                                   8,640
                                                      ---------

   Total future payments                                 60,480
   Less amount representing interest                     11,292
                                                      ---------

   Present value of future payments                      49,188
   Less current portion                                  12,025
                                                      ---------

                                                     $   37,163
                                                      =========

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002

8.  Equity Transactions

Series A $1.17 Convertible Preferred Stock and Warrants
Pursuant to a Securities Purchase Agreement dated October 22, 2002, the majority stockholder agreed to make an aggregate investment of $2,200,000 in the Company at monthly intervals between October 2002 and March 2003. For this investment, the majority stockholder acquired 1,880,341 shares of the Company's Series A $1.17 Convertible


Preferred Stock (the "Series A") (subject to anitdilution) and 1,880,342 Warrants to purchase an equal number of the Company's common stock. The Series A is convertible into common stock upon the earlier of the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Preferred Stock or upon the closing of a qualified public offering, as defined in the Agreement. The Series A can be converted into shares of the Company's common stock at $1.17 per share. The Preferred Stock has ten votes per share and votes together with the common stock on all matters submitted for a vote. In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of the common stock, an amount equal to the stated value, $1.17 per share. As additional consideration under the Purchase Agreement dated April 30, 2003, the Company repriced the conversion price of the Warrants from $1.17 per share to $.001 per share. On May 12, 2003, the 1,880,342 Warrants were exercised at $.001 and converted into 1,880,342 shares of common stock pre-split.


Series B $.80 Convertible Preferred Stock
Pursuant to a Securities Purchase Agreement dated April 30, 2003, the majority stockholder agreed to make an aggregate investment of $2,000,000 in the Company at monthly intervals between May 2003 and December 2003. For this investment, the majority stockholder acquired 2,500,000 shares of the Company's Series B $.80 Convertible Preferred Stock (the "Series B") (subject to antidilution). $92,137 of the Series B purchases has been attributed to the fair value of the repriced Series A Warrants and included in additional paid in capital. Each share of the Series B shall be convertible into five shares of common stock with an initial conversion price of $.16 per share. The Series B has ten votes per share and votes together with the common stock and Series A on all matters submitted for a vote. In the event of liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series B shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of the common stock, an amount equal to the stated value, $.80 per share.

On May 2, 2003 the Board of Directors authorized, and the stockholders approved, increasing the Company's common stock from 20,000,000 to 150,000,000 shares and increasing the Preferred Stock from 5,000,000 to 15,000,000 shares.

9. Contingencies

Operating Leases
The Company leases its office space in Tampa, Florida. Rent expense totaled $187,007 for the period from January 1, 2003 through December 31, 2003 and is included in general and administrative expenses in the accompanying consolidated financial statements. The Company also leases certain pieces of office and communication equipment as well as a co-location site for its application and data base servers. The Company's lease for its office space has a duration through January 31, 2009 with monthly payments approximating $20,000.


Future minimum annual payments under all lease agreements are as follows:


    2005                                      $370,626
    2006                                      $338,008
    2007                                      $308,960
    2008                                      $279,266
    2009                                       $23,786

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002
9. Contingencies - continued

Legal Proceedings
There are presently no material pending legal proceedings to which the Company is a party or to which any of its property is subject and, to the best of management's knowledge, no such actions against the Company are contemplated or threatened.

10.  Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. Currently the Company does not match participants' contributions, but may at a future date.

11.  Stock Based Compensation

During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. For the period from January 1, 2003 through December 31,2003, the Company did not grant any awards.

12. Concentrations

Cash
The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Accounts receivable
The Company's largest customers represents 28.3% of the Company's accounts receivable at December 31, 2003.

Revenue
The Company had two customers who accounted for 28.5% and 12.3% of the Company's revenue for the period from January 1, 2003 through December 31, 2003.



13. Subsequent Event

On May 13, 2004, the Company's Board of Directors voted unanimously to authorize and recommend that stockholders approve a proposal to affect a reverse split. Pursuant to the reverse split, each two of the outstanding shares of common stock for shareholders of record on May 27, 2004 are automatically converted into one share of common stock. The reverse stock split is presented retroactive for all periods presented.

                 HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2004
                                   (Unaudited)

                                     ASSETS

Cash                                                     $   250,582
Accounts receivable, net of allowance
 for doubtful accounts of $5,000                             404,217
Prepaids and other current assets                             44,392
                                                          -----------
      Total current assets                                   699,191

Property and equipment, net of accumulated
 depreciation and amortization of $168,088                   319,826

Software development costs, net of accumulated
 depreciation and amortization of $823,302                   757,935

Security deposits                                             22,984
                                                          -----------
                                                         $ 1,799,936
                                                          ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current portion of capital lease obligation             $    12,764
 Accounts payable                                             94,200
 Accrued expenses                                            202,419
 Deferred revenue                                            176,622
 Customer deposits                                             1,177
                                                            ---------
      Total current liabilities                              487,182

Capital lease obligation, net of current portion              30,591

Loans payable                                                700,000

                                                           1,217,773

Stockholders' Equity
 Preferred Stock; 15,000,000 authorized;
 Series A $1.17 Convertible; 1,880,341 shares
  authorized issued and outstanding                        2,200,000
 Series B $.80 Convertible; 2,500,000 shares
  authorized issued and outstanding                        2,000,000
 Common Stock; $.001 par value; 150,000,000 shares
  authorized; 2,761,600 shares issued and outstanding          2,762
 Additional paid-in capital                                8,193,898
 Accumulated deficit                                     (11,814,497)
                                                          ----------
      Total Stockholders' Equity                             582,163
                                                          ----------
                                                         $ 1,799,936
                                                          ===========

        See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (Unaudited)

                                                  Six Months Ended
                                           -------------------------------------
                                             June 30, 2004       June 30, 2003
                                           ----------------     ----------------
Net sales                                    $ 1,748,349         $   767,923
Cost of sales                                    790,662             523,511
                                              ----------          -----------
    Gross profit                                 957,687             244,412
                                              ----------          -----------

Operating expenses
 Selling and marketing                           575,929             593,892
 Research and development                        279,348             286,956
 General and administrative                      657,070             630,153
 Depreciation and amortization                    66,668              35,244
 Interest                                          3,807               3,464
                                              ----------          -----------
    Total  operating expenses                  1,582,822           1,549,709
                                              ----------          -----------
Net operating loss                              (625,135)         (1,305,297)
                                              ----------          -----------
Non-operating expenses
 Other non-recurring                              29,139                -
                                              ----------          -----------
    Total  non-operating expenses                 29,139                -
                                              ----------          -----------
Net loss                                     $  (654,274)        $(1,305,297)
                                              ==========          ==========

Basic net loss per share                     $     (0.24)        $     (0.63)
                                              ==========          ==========
Basic weighted average shares outstanding      2,761,600           2,081,144
                                              ==========          ==========

        See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (Unaudited)

                                                  Six Months Ended
                                           -------------------------------------
                                             June 30, 2004       June 30, 2003
                                           ----------------     ----------------
Cash flows from operating activities:

 Net loss                                   $  (654,274)        $ (1,305,297)

 Adjustments to reconcile net loss to
  net cash used in operating activities:
 Depreciation and amortization of
  property and equipment                         66,668               35,244
 Depreciation and amortization of
  software development costs                    260,109              250,486
 Gain on fixed asset disposals                     (421)                -
Changes in operating assets and
 liabilities:
 Accounts receivable                             43,821             (171,817)
 Notes receivable                                  -                  40,000
 Royalties and referral fees receivable           3,200                 -
 Prepaid expenses and other current assets       24,930                4,337
 Accounts payable                                64,895             (159,782)
 Accrued expenses                              (388,193)              (1,776)
 Deferrred revenue                               55,802             (114,375)
 Customer deposits                               (1,461)               2,997
                                             ----------          -----------
Net cash used in operating activities          (524,924)          (1,419,983)
                                             ----------          -----------

Cash flow from investing activities:
 Purchase of property and equipment             (39,187)             (81,200)
 Increase in software development costs         (53,055)            (186,413)
 Sale of property and equipment                   1,853                 -
                                             ----------          -----------
Net cash used in investing activities           (90,389)            (267,613)
                                             ----------          -----------

Cash flow from financing activities:
 Repayment of capital lease obligation           (5,833)              (5,177)
 Proceeds from loans payable                    700,000                 -
 Proceeds from the issuance of Series
  A Preferred Stock                                -               1,000,000
 Proceeds from the issuance of Series
  B Preferred Stock                                -                 675,000
 Proceeds from the exercise of warrants            -                   1,880
                                             ----------          -----------
Net cash provided by financing activities       694,167            1,671,703
                                             ----------          -----------
Increase in cash                                 78,854              (15,893)

Cash, beginning of period                       171,728              249,261
                                             ----------          -----------
Cash, end of period                         $   250,582         $    233,368
                                             ==========          ===========

Cash paid during the period for
 interest expense                           $     3,807         $      3,464
                                             ==========          ===========

        See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 2004

                                   (Unaudited)
NOTE 1 - NATURE OF BUSINESS

Health Systems Solutions, Inc. (the "Company") was incorporated in the state of Nevada on July 31, 2001. The Company had no operations prior to October 22, 2002. The Company, through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") provides assistance to the home healthcare industry in managing their businesses throughout the United States of America, utilizing internally developed software. The software produces information to support clinical, financial and administrative decisions made by management in operating and administrating their organization.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying unaudited consolidated financial statements and related notes have been prepared using accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information read the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. The results of operations for the six-months ended June 30, 2004 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 2004. The consolidated financial statements include the accounts of the Company and its subsidiary. All material inter-company transactions and balances have been eliminated in consolidation.

NOTE 3 - LIQUIDITY

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred an accumulated deficit of approximately $11,814,000 and has incurred a net loss of approximately $654,000 for the six months ended June 30, 2004. At June 30, 2004, Stanford Venture Capital Holdings, Inc. advanced HQS $700,000. The terms of the advance are provided under a loan and security agreement dated July 6, 2004. The $700,000 represents the maximum allowable amount at July 6, 2004 plus $400,000 towards a liability owed the Internal Revenue Service. This infusion of cash and reduction of the tax liability resulted in a positive working capital of approximately $212,000 at June 30, 2004.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 2004

                                   (Unaudited)

On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty that has been executed in favor of Stanford. The availability of funds from which HQS may borrow shall not exceed the following amounts on the following dates, (excluding the additional $400,000 advanced on June 30, 2004 to satisfy a $400,000 liability owed to the Internal Revenue Service):
                  July 6, 2004              $300,000
                  July 31, 2004             $550,000
                  August 15, 2004           $850,000
                  October 15, 2004          $1,050,000
                  November 15, 2004         $1,200,000

The final draw of $150,000 on November 15, 2004 is subject to the Company achieving a consolidated EBITDA (before professional costs associated with our registration statement on Form SB-2 and before costs associated with the Investors Relations Agreement with American Capital Ventures, Inc.) of $50,000 or better during the three months ended September 30, 2004.


NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation: During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. For the six months ended June 30, 2004 and 2003, the Company did not grant any awards.

                                            Six Months Ended   Six Months Ended
                                              June 30, 2004     June 30, 2003
                                              -------------    --------------
Net loss (as reported)                        $ (654,274)      $(1,305,297)

Deduct: Total stock based compensation
expense determined under the fair value
based method for all awards granted
modified or settled during the period,
net of related taxes                                -                 -
                                               ----------       -----------
Pro forma net loss                            $ (654,274)      $(1,305,297)
                                               ==========       ===========
Basic, as reported                            $     (.24)      $      (.63)
                                               ==========       ===========
Basic, pro forma                              $     (.24)      $      (.63)
                                               ==========       ===========

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 2004

                                   (Unaudited)

         On May 13, 2004, the Company's Board of Directors voted unanimously to decrease the number of shares of the Company's common stock available under the Company's 2003 Management and Director Equity Incentive and Compensation Plan from 3,300,000 shares to 1,000,000 shares.


Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


Allowance for doubtful accounts: The allowance for doubtful accounts is based on the Company's assessment of the collectibilty of customer accounts and the aging of the accounts receivable. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates.


Recent Accounting Pronouncements: Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.


NOTE 5 - EQUITY TRANSACTIONS

Reverse Stock Split: On May 13, 2004, the Company's Board of Directors voted unanimously to authorize and recommend that stockholders approve a proposal to affect a reverse split. Pursuant to the reverse split, each two of the outstanding shares of common stock for shareholders of record on May 27, 2004 are automatically converted into one share of common stock. The reverse split does not alter the number of shares of Common Stock authorized but simply reduces the number of shares of Common Stock issued and outstanding. Further, holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will receive half the number of shares of common stock upon conversion of their preferred stock, which such holders would have been able to receive upon conversion of their preferred shares immediately preceding the reverse split.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 2004

                                   (Unaudited)

The Amendment of the Articles of Incorporation was filed with the Nevada Secretary of State on July 6, 2004. The reverse stock split is presented as being retroactive to January 1, 2004.

NOTE 6 - SUBSEQUENT EVENTS
Conversion of Preferred Stock: Stanford, owner of all the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock which are convertible into an aggregate of 7,190,171 Common Stock shares, provided the Company with a Notice of Conversion effective July 6, 2004.

Common Stock Issued: The Company's Board of Directors on July 6, 2004, awarded the president of the Company 150,000 restricted shares of the Company's common stock at a purchase price of $0.001 per share. The vesting of the restricted common shares are contingent on the Company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10 million or more in revenues and $2 million or more in operating income.


Effective August 4, 2004, the Company issued 225,000 shares of its common stock to American Capital Ventures, Inc. in consideration for investor relations services. Under an amended and restated investor relations agreement with American Capital Ventures, Inc., American Capital Venture is required to provide the Company with investor relations services for a period of 18 months in consideration of 225,000 shares of common stock. The Company has also agreed to pay American Capital Ventures $12,000 per month for the term of the agreement.


Warrants Issued: As additional consideration for Stanford entering into the loan and security agreement with HQS on July 6, 2004, the Company agreed to issue warrants to purchase up to an aggregate of 720,000 shares of the Company's common stock $0.001 par value per share at an exercise price of $0.001 per share. Stanford has assigned 360,000 of the warrants to four of its employees pursuant to a warrant assignment agreement. All warrants expire on June 30, 2009.

Stock Options: On July 6, 2004, the Company's Board of Directors unanimously voted to authorize that incentive stock options to purchase an aggregate of 485,000 shares of the Company's common stock be granted employees under the 2003 Management and Director Equity Incentive and Compensation Plan ("the Plan"). In addition, we granted 67,000 options under the Plan on August 3, 2004. Such options shall have an exercise price of $1.00 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment subsequent to January 1, 2004, with the unexercised portion of such respective options to expire June 1, 2009 or should the employee leave the employ of the Company.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 2004

                                   (Unaudited)




Further, on July 6, 2004, the Company's Board of Directors authorized under the Plan that the president of the Company be granted non-qualified stock options to purchase 150,000 shares of the Company's common stock at an exercise price of $1.00 per share. The vesting of the non-qualified stock options are contingent on the Company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10 million or more in revenues and $2 million or more in operating income.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.





                                TABLE OF CONTENTS

                                                                      Page


Prospectus Summary............................................          1
Forward-Looking Statements....................................          5
Risk Factors..................................................          5
Capitalization................................................         11
Price Range of common stock and Dividend Policy...............         12
Use of Proceeds...............................................         12
Summary Statement of Operations Data..........................         13
Management's Discussion and Analysis or Plan of Operation.....         13
Business......................................................         21
Management....................................................         30
Related Party Transactions....................................         37
Principal Shareholders........................................         39
Description of Securities.....................................         40
Selling Shareholders..........................................         40
Plan of Distribution..........................................         42
Shares Eligible for Future Sale...............................         43
Legal Matters.................................................         43
Experts.......................................................         43
Additional Information........................................         43
Financial Statements..........................................        F-1

                                1,720,807 Shares







                         Health Systems Solutions, Inc.










                                   PROSPECTUS






                               September ___, 2004

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

         The Nevada Revised Statutes (the "Revised Statutes") permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Revised Statutes.

         The provisions of the Revised Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Nevada securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:


         SEC Registration and Filing Fee....................    $        2.18
         Legal Fees and Expenses*...........................        60,000.00
         Accounting Fees and Expenses*......................         5,000.00
         Financial Printing*................................         5,000.00
         Transfer Agent Fees*...............................         1,000.00
         Blue Sky Fees and Expenses*........................         1,000.00
         Miscellaneous*.....................................         5,000.00
              TOTAL.........................................    $   77,002.18
                                                                    =========
------------------


     *     Estimated

         None of the foregoing expenses are being paid by the selling shareholders.


Item 26.          Recent Sales of Unregistered Securities

         On October 22, 2002 we issued 2,142,857 shares of our common stock to the shareholders of PAL pursuant to a Merger Agreement with Provider Acquisition, LLC ("PAL"). Stanford Venture Capital Holdings, Inc., the majority interest holder of PAL, received 1,915,842 of the shares of common stock issued pursuant to the Merger Agreement. Eleven individuals and entities received shares of common stock pursuant to the merger. The shares issued pursuant to the merger contain a legend restricting their transfer absent registration or applicable exemption. Shareholders of PAL had information concerning our company and had the opportunity to ask questions concerning our company. The shares issued pursuant to the merger were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         Commencing October 22, 2002, pursuant to the Securities Purchase Agreement, we issued Stanford an aggregate of 1,880,342 shares of Series A Preferred Stock (subject to anti-dilution provisions) at a conversion price of $1.17 per share and 1,880,342 Warrants exercisable to purchase an aggregate of 1,880,342 shares of common stock. Each share of Series A Preferred Stock has ten votes, voting together with our common stock on all matters submitted for a vote. Each Warrant gives the holder the right to acquire one share of the Company's common stock at an exercise price of $1.17 per share. The Warrants are immediately exercisable and expire five years after their initial dates of issuance. The securities were issued in monthly intervals from October 22, 2002 through March 13, 2003. The securities issued pursuant to the merger contain a legend restricting their transfer absent registration or applicable exemption. Stanford had information concerning our company and had the opportunity to ask questions concerning our company. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         Pursuant to a Securities Purchase Agreement dated April 30, 2003, Stanford, our majority shareholder, agreed to make an aggregate investment of $2,000,000 in our company at monthly intervals between May 2003 and December 2003 in consideration of 2,500,000 shares of our series B preferred stock. At December 31, 2003, Stanford had purchased a total of 2,500,000 shares of the Series B preferred stock for an aggregate $2,000,000. The securities issued pursuant to the stock purchase contain a legend restricting their transfer absent registration or applicable exemption. Stanford had information concerning the company and had the opportunity to ask questions concerning the company. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act.

         As additional consideration under the Securities Purchase Agreement, we agreed to reprice the exercise price of the 1,880,342 common stock Purchase Warrants issued to Stanford pursuant to the Securities Purchase Agreement dated October 16, 2002, by and among our company, some of our shareholders and Stanford Venture Capital Holdings. Pursuant to an Instrument of Warrant Repricing, each share of our common stock represented by the Warrants shall be exercisable at $0.001 per share. The Warrants were exercised on May 12, 2003 and the five Warrant holders received 1,880,342 shares of our common stock. The shares of common stock issued pursuant to the exercise of the Warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock issued pursuant to the exercise contain a legend restricting their transferability absent registration or applicable exemption. The Warrant holders had information concerning our company and had the opportunity to ask questions concerning our company.


         Effective July 6, 2004, our company agreed to issue an aggregate of 485,000 incentive stock options under our 2003 Management and Director Equity Incentive and Compensation Plan to 44 employees of our company. In addition, the company issued non-qualified stock options to purchase 150,000 shares of our common stock under the plan to B.M. Milvain. We issued an additional 67,000 options to 14 employees on August 3, 2004. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the plan. The Company also issued Mr. Milvain 150,000 shares of restricted common stock subject to certain vesting provisions. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act. The securities contain a legend restricting their transferability absent registration or applicable exemption. The employees had information concerning our company and had the opportunity to ask questions concerning our company.


         Pursuant to a warrant purchase agreement dated July 6, 2004, we issued warrants to purchase an aggregate of 720,000 shares of our common stock to Stanford and its assignees. The warrants are exercisable at $0.001 per share on or before June 30, 2009. The warrants contain a legend restricting their transferability absent registration or applicable exemption. The warrant holders had information concerning our company and had the opportunity to ask questions concerning our company. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         On July 6, 2004, we received a notice of conversion from Stanford relating to our shares of Series A preferred stock and Series B preferred stock held by Stanford. Pursuant to the conversion notice, we issued Stanford an aggregate of 7,190,171 shares of our common stock. Subsequent to the conversion of these preferred shares, no shares of our preferred stock remain outstanding. The shares of common stock issued pursuant to the conversion were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock issued pursuant to the conversion contain a legend restricting the transferability absent registration or applicable exemption. Stanford had information concerning our company and had the opportunity to ask questions concerning our company.


         Effective August 5, 2004, we issued 225,000 shares of our common stock to American Capital Ventures in consideration for investor relations services to be provided by American Capital Ventures. Shares of common stock issued to American Capital Ventures were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock contain a legend restricting the transferability absent registration or applicable exemption. American Capital Ventures had access to information concerning our company and had the opportunity to ask questions concerning our company.

         On August 12, 2004, we issued 360,000 shares of our common stock to four (4) individuals pursuant to the exercise of warrants held by these individuals. The warrants were exercisable at $.001 per share. The shares of common stock issued to these individuals were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The shares of common stock contain a legend restricting the transferability absent registration or applicable exemption. The warrant holders had access to information concerning our company and had the opportunity to ask questions concerning our company.


Item 27.          Exhibits and Financial Statement Schedules

Exhibit No.       Description of Document
-----------       ------------------------
     2.1          Agreement and Plan of Merger dated as of October 16, 2002
                  among the Company, certain principal shareholders of the Company, HQS and PAL (1)

     3.0 Certificate of Incorporation and Change of Domicile (filed on Definitive Proxy Statement with the Securities and Exchange Commission on August 23, 2001)

     3.1 Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (1)

     3.2 Certificate of Amendment to the Company's Articles of Incorporation (designation of Series A Preferred Stock) (1)

     3.3 Certificate of Amendment to the Company's Articles of Incorporation (name change) (2)

     3.4          Certificate of Designation of Series B Preferred Stock (3)

     3.5 Certificate of Amendment to the Company's Articles of Incorporation (increasing the authorized number of shares of common stock and Preferred Stock) (4)

     3.6 Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (7)

     3.7          Bylaws (9)

     4.1          2003 Management and Director Equity Incentive Compensation
                  Plan (4)

     5.1          Opinion of Adorno & Yoss, P.A. (filed herein)

     10.1 Securities Purchase Agreement dated as of October 16, 2002, by and among the Company, certain principal shareholders of the Company and Stanford (1)

     10.2         Form of Warrant Agreement and Warrant Assignment Form (1)

     10.3 Registration Rights Agreement dated as of October 22, 2002 among the Company, Stanford, Daniel Boger, Ronald Stein, Osvaldo Pi, William Fusselmann and Deluxe Investment Company
                  (1)

     10.4 Equity Financing Commitment Letter dated October 22, 2002 from Stanford to the Company (1)

     10.5 March 25, 2004 Amendment to Registration Rights Agreement, dated October 22, 2002, as amended (6)

     10.6 Securities Purchase Agreement (Series B Preferred Stock) dated as of April 30, 2003, among the Company and Stanford Venture Capital Holdings, Inc. (3)

     10.7         Instrument of Warrant Repricing dated April 30, 2003 (3)

     10.8 Registration Rights Agreement dated as of April 30, 2003 among the Company and Stanford Venture Capital Holdings, Inc. (3)

     10.9 March 25, 2004 Amendment to Registration Rights Agreement, dated April 30, 2003, as amended (6)

     10.10        Loan and Security Agreement dated July 6, 2004(8)

     10.11        Warrant Purchase Agreement dated July 6, 2004(8)

     10.12 Amended and Restated Investor Relations Agreement with American Capital Ventures, Inc., dated August 5, 2004 (filed herein)


     10.13        Registration Rights Agreement dated July 6, 2004(8)

     10.14        Warrant Assignment Agreement dated July 6, 2004(8)

     10.15        Escrow Agreement with Deluxe Investment Company (filed herein)

     10.16        Deluxe Investment Company Purchase Agreement (filed herein)


     14.0         Code of Ethics (6)

     16.1         Letter from Rogoff & Company (former independent accountant)
                  (5)

     23.1         Consent of Current Independent Auditor (filed herein)

     23.2         Consent of Former Independent Auditor (filed herein)

     23.3         Consent of Adorno & Yoss, P.A. (included in exhibit 5.1)
(1) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on November 1, 2002. (2) Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on November 15, 2002.
(3) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on May 15, 2003.
(4) Previously filed within the Company's Definitive Information Statement filed with the Securities and Exchange Commission on June 3, 2003.
(5) Previously filed on Form 8-K/A Current Report with the Securities and Exchange Commission on February 17, 2004.
(6) Previously filed on the Company's Form 10-KSB Annual Report for the year ended December 31, 2003.
(7) Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on June 17, 2004.
(8) Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on July 6, 2004.

(9) Previously filed on Form SB-2 with the Securities and Exchange Commission on July 8, 2004.




Item 28.          Undertakings

         The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Pre-Effective Amendment Number 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on September 22, 2004.


                                           HEALTH SYSTEMS SOLUTIONS, INC.

                                   By:/s/  B.M. Milvain
                                         --------------------------------
                                           B.M. Milvain, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                     Title                            Date
     ---------                     -----                            ----
/s/B.M. Milvain             Chief Executive Officer          September 22, 2004
-----------------------     (principal executive officer)
   B.M. Milvain


/s/Susan Gibson             Chief Financial Officer and      September 22, 2004
----------------------      Treasurer (principal financial
   Susan Gibson             and accounting officer)


/s/Steven Katz              Director                         September 22, 2004
---------------------
   Steven Katz

/s/Batsheva Schreiber       Director                         September 22, 2004
---------------------
   Batsheva Schreiber